UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

ACTUANT CORPORATION

(Exact name of registrant as specified in its charter)

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ACTUANT CORPORATION

13000 West Silver Spring Drive

BUTLER, WISCONSIN 53007

(414) 352-4160

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

    ACTUANT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of Actuant Corporation, a Wisconsin corporation, will be held on January 9, 2009 at 8:00 a.m. eastern time at La Playa Hotel, 9891 Gulf Shore Drive, Naples, Florida, for the following purposes:

1.	To elect a board of nine directors;

2.	To consider and vote upon the Actuant Corporation 2009 Omnibus Incentive Plan; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof;

all as set forth in the accompanying Proxy Statement.

The board of directors has fixed the close of business on November 10, 2008 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Whether or not you expect to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States. It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 9, 2009. The proxy statement is available in the Investor Overview section of Actuant Corporation’s web site at www.actuant.com. You may obtain directions to the Annual Meeting by written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, 13000 West Silver Spring Drive, Butler, Wisconsin 53007 or by telephone at (262) 373-7400.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Butler, Wisconsin

December 5, 2008

ACTUANT CORPORATION

13000 West Silver Spring Drive

BUTLER, WISCONSIN 53007

(414) 352-4160

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 5, 2008

This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the “Company”) in connection with the solicitation of proxies by the board of directors of the Company for use at the Annual Meeting of Shareholders on January 9, 2009 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company’s Annual Report on Form 10-K for the year ended August 31, 2008, which constitutes the 2008 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company.

A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting, or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the board of directors, (i) FOR the election of the directors nominated by the board of directors, (ii) FOR the approval of the Actuant Corporation 2009 Omnibus Incentive Plan (the “2009 Omnibus Plan”) and (iii) in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

The cost of soliciting proxies, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefor in addition to their regular compensation. Shares held for the accounts of participants in the Actuant Corporation 401(k) Plan (the “401(k) Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan. Shares held for the accounts of the participants in the Actuant Corporation Deferred Compensation Plan (the “Employee Deferred Compensation Plan”) will be voted by the trustee of the plan in accordance with its terms.

A majority of the votes entitled to be cast, represented in person or by proxy, constitutes a quorum for action on a matter at the Meeting. Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”) absent voting instructions from the beneficial owner will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s articles of incorporation and bylaws, and any other requirements applicable to the matters to be voted upon.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

To approve the 2009 Omnibus Plan, the votes cast “for” must exceed the votes cast “against” the proposal. Under the New York Stock Exchange rules, your broker may not vote your shares on the proposal relating to the 2009 Omnibus Plan absent instructions from you. Without your voting instructions on this proposal, a broker non-vote will occur. Abstentions and, if applicable, broker non-votes, will have no effect on the outcome of this proposal.

On November 10, 2008, the record date for determining shareholders entitled to receive notice of and to vote at the Meeting, the Company’s outstanding capital stock consisted solely of 56,388,441 shares of Class A Common Stock. Each share of Class A Common Stock outstanding on the record date is entitled to one vote on all matters submitted at the Meeting.

References to “fiscal year 2009,” “fiscal year 2008,” and “fiscal year 2007,” and other similar references refer to the Company’s fiscal years ending or ended on August 31, 2009, 2008 and 2007, respectively.

The Company’s Class A Common Stock is referred to hereinafter as “common stock.”

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 10, 2008, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by the directors and nominees for director, by each executive officer of the Company named in the Summary Compensation Table below and by the Company’s executive officers and directors as a group. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days:

Beneficial Owner (1)	Amount and Nature		Percent of Class
Five Percent Shareholders:
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	7,024,680	(2)	12.5%
Capital World Investors 333 South Hope Street Los Angeles, California 90071	3,450,000	(2)	6.1%

Named Executive Officers and Director Nominees:
Robert C. Arzbaecher President and Chief Executive Officer and Director	1,563,010	(3)	2.8%
Gurminder S. Bedi, Director	—	(4)	—
William S. Blackmore Executive Vice President—Actuation Systems and Engineered Products	144,665	(5)	*
Gustav H.P. Boel Executive Vice President and Director	106,224	(6)	*
Thomas J. Fischer, Director	46,000	(7)	*
Mark E. Goldstein, Executive Vice President and Chief Operating Officer	314,118	(8)	*
William K. Hall, Director	74,000	(9)	*
R. Alan Hunter, Jr., Director	300	(10)	*
Brian K. Kobylinski, Executive Vice President—Industrial Products	203,416	(11)
Andrew G. Lampereur, Executive Vice President and Chief Financial Officer	414,327	(12)	*
Robert A. Peterson, Director	54,800	(13)	*
Dennis K. Williams, Director	8,000	(14)	*
Holly A. Van Deursen, Director	—	(15)	—

Directors Not Standing for Re-election:
William P. Sovey, Director	78,740	(16)	*
Larry D. Yost, Director	28,000	(17)	*

All Directors and Executive Officers as a group (16 persons), including individuals named above.	3,076,053	(18)	5.5%

*	Less than 1%.

(1)	Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2)	Share ownership based on a report issued to the Company by a third party service provider dated September 30, 2008.

(3)	Includes 2,400 shares held by spouse, 2,200 shares held by his children through a custodian, 31,130 shares held in the 401(k) Plan, 3,900 shares held in an individual IRA Account, 60,000 shares held by a family limited partnership and 7,860 shares held in the Employee Deferred Compensation Plan. Also includes 917,380 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2008. Includes 20,000 shares held by the Arzbaecher Family Foundation, for which Mr. Arzbaecher disclaims beneficial ownership.

(4)	Gurminder S. Bedi was appointed to the board of directors effective November 7, 2008.

(5)	Includes 5,136 shares held in the 401(k) Plan and 1,529 shares held in the Employee Deferred Compensation Plan. Also includes 108,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2008.

(6)	Includes 60,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2008. Excludes 4,300 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(7)	Includes 40,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2008.

(8)	Includes 5,308 shares held in the 401(k) Plan, 5,500 shares held in an individual IRA Account, 1,174 shares held in the Employee Stock Purchase Plan, 224,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2008 and 11,136 shares held in the Employee Deferred Compensation Plan.

(9)	Includes 64,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2008. Excludes 18,894 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(10)	Excludes 1,347 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(11)	Includes 13,824 shares held in the 401(k) Plan and 920 shares held in the Employee Deferred Compensation Plan. Also includes 73,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2008.

(12)	Includes 11,825 shares held in the 401(k) Plan, 28,000 shares held in an individual IRA Account, 729 shares held in the Employee Stock Purchase Plan, 269,600 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2008 and 2,125 shares held in the Employee Deferred Compensation Plan.

(13)	Includes 10,400 shares held in an individual IRA Account and 40,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2008. Excludes 9,717 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(14)	Consists of 8,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2008.

(15)	Holly A. Van Deursen was appointed to the board of directors effective May 7, 2008.

(16)	Includes 76,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2008, and 740 shares held by a family limited partnership. Excludes 24,093 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(17)	Includes 28,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2008. Excludes 5,901 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(18)	Includes 59,800 shares held in individual IRA accounts, 60,740 shares held by family limited partnerships, 2,400 shares held by spouses, 2,200 shares held by a custodian for minor children, 1,903 shares held in the Employee Stock Purchase Plan, 67,719 shares held in the 401(k) Plan and 23,570 shares held in the Employee Deferred Compensation Plan. Also includes 1,907,980 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2008. Excludes 64,252 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which none of the directors has any voting or dispositive power.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

PROPOSAL 1

ELECTION OF DIRECTORS

The board of directors currently consists of eleven members. William P. Sovey and Larry D. Yost will not be standing for re-election at the Meeting following eight and four years, respectively, of service on the board. At the Meeting, nine directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company.

Directors standing for re-election	Age	Director Since
Robert C. Arzbaecher	48	2000
President and Chief Executive Officer
Gurminder S. Bedi	60	2008
Managing Partner of Compass Acquisitions (a private equity partnership) and retired Vice President—Ford Motor Company
Gustav H.P. Boel	63	2000
Executive Vice President
Thomas J. Fischer	61	2003
Consultant in corporate financial and accounting matters and retired partner of Arthur Andersen LLP
William K. Hall	65	2001
Private investor & Chairman, Procyon Technologies, Inc. (a privately held holding company)
R. Alan Hunter, Jr.	61	2007
Former President and Chief Operating Officer, The Stanley Works (a diversified worldwide supplier of tools, engineered solutions and security solutions)
Robert A. Peterson	52	2003
President and Chief Executive Officer of Honeywell Safety Products (manufacturer and marketer of personal protective equipment)
Dennis K. Williams	63	2006
Former President, Chief Executive Officer and Chairman of IDEX Corporation (a manufacturer of engineered industrial products)
Holly A. Van Deursen	49	2008
Private investor and former Group Vice President of Petrochemicals and Strategy at BP plc. (a multi-national oil and petrochemicals company)

Directors not standing for re-election
William P. Sovey	75	2000
Former Chairman and Chief Executive Officer of Newell Rubbermaid, Inc. (a multi-national manufacturer and marketer of branded consumer products)
Larry D. Yost	70	2004
Former Chairman and Chief Executive Officer of ArvinMeritor Inc. (a multi-national manufacturer of vehicle systems)

All of the directors have held the positions with the Company or other organizations shown in the above table during the past five years.

Robert C. Arzbaecher is a director of CF Industries Holdings, Inc. and four Fiduciary Management, Inc. mutual funds. Gurminder S. Bedi is a director of Kemet Corporation and Compuware Corporation. Thomas J. Fischer is a director of Badger Meter, Inc., Regal-Beloit Corporation and Wisconsin Energy Corporation. William K. Hall is a director of A.M. Castle & Co., Stericycle, Inc. and W.W. Grainger, Inc. R. Alan Hunter, Jr. is a trustee of Select/MML Series Investment Funds. William P. Sovey is a director of Teco Energy, Inc. Holly A. Van Deursen is a director of Petroleum Geo-Services, Bemis Company, Inc. and Capstone Turbine Corporation. Dennis K. Williams is a director of Ametek, Inc., Owens-Illinois, Inc. and Washington Group International, Inc. Larry D. Yost is a director of Intermec, Inc., Kennametal Inc. and Milacron Inc.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

The board of directors has adopted the Actuant Corporation Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the board of directors is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, board and committee composition, board operations, and leadership development. The Nominating and Corporate Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. The Guidelines as well as committee charters for the Board committees and the Company’s Code of Business Conduct are posted in the Corporate Governance section of the Company’s web site at www.actuant.com and may also be obtained upon written request directed to our Chief Financial Officer, Actuant Corporation, 13000 West Silver Spring Drive, Butler, Wisconsin 53007.

Board Committees, Charters, Functions and Meetings

The Board has three standing committees—Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee—and appoints the members of the committees after considering the recommendations of the Nominating and Corporate Governance Committee. There were five meetings of the board of directors (and one action by unanimous consent) during the fiscal year ended August 31, 2008. During the period in the last fiscal year in which they served, all members of the board of directors attended at least 75% of the aggregate number of meetings of the board of directors and all the committees on which they served. While the Company has no formal policy with respect to attendance of the directors at the Company’s Annual Meeting of Shareholders, all then members of the board attended the 2008 Annual Meeting of Shareholders. Current Board committee membership and functions appear in the following table:

Committees	Committee Functions
Audit Thomas J. Fischer, Chair William K. Hall R. Alan Hunter, Jr. Robert A. Peterson Fiscal 2008 Meetings—8	• Oversight responsibilities related to accounting policies, internal control, financial reporting practices and legal and regulatory compliance

• Reviews the integrity of the Company’s financial statements
• Reviews the independent auditor’s qualifications and independence

• Reviews the performance of the Company’s internal audit function and the Company’s independent auditors

• Maintains lines of communication between the board of directors and the Company’s financial management, internal auditors and independent accountants

• Prepares the report to be included in the Company’s annual proxy statement

• Conducts an annual evaluation of the performance of the Audit Committee

Nominating and Corporate Governance William K. Hall, Chair R. Alan Hunter, Jr. William P. Sovey Holly A. Van Deursen Larry D. Yost Fiscal 2008 Meetings—4	• Responsible for evaluating and nominating prospective members for the board of directors
• Exercises a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures
• Conducts an annual evaluation of the performance of the Nominating and Corporate Governance Committee

Committees	Committee Functions
Compensation Dennis K. Williams, Chair Robert A. Peterson William P. Sovey Holly A. Van Deursen Larry D. Yost Fiscal 2008 Meetings—4	• Determines the compensation of executive officers
• Administers incentive compensation plans and equity-based compensation programs maintained by the Company
• Makes recommendations to the board of directors with respect to the amendment, termination or replacement of incentive compensation plans and equity-based compensation programs

• Recommends to the board of directors the compensation for board members and conducts an annual evaluation of the performance of the Compensation Committee

Each committee has a written charter that is approved by the board of directors and annually evaluated by the committee.

Independence of Directors; Financial Expert

The board has determined that each of Gurminder S. Bedi, Thomas J. Fischer, William K. Hall, R. Alan Hunter, Jr., Robert A. Peterson, William P. Sovey, Holly A. Van Deursen, Dennis K. Williams and Larry D. Yost (i) is “independent” within the definitions contained in the current New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the board has determined that each member of the Audit Committee is “independent” within the definition contained in current Securities and Exchange Commission rules. One of the Audit Committee members, Mr. Fischer, serves on three other audit committees. The Company’s board has affirmatively determined that such simultaneous service does not impair Mr. Fischer’s ability to effectively serve on our Audit Committee. Furthermore, the board has determined that all members of our Audit Committee meet the financial literacy requirements of the New York Stock Exchange and qualify as “audit committee financial experts” as defined by the Securities and Exchange Commission.

Lead Director

The independent board members have elected a lead, independent director to serve a renewable one-year term. The lead director presides over executive sessions of the independent directors; serves as liaison between the Chairman and Chief Executive Officer of the Company and other independent directors; consults with the Chairman and Chief Executive Officer of the Company as to appropriate scheduling and agendas of meetings of the board; and serves as the principal liaison for communication by shareholders and employees directed specifically toward non-management directors. Mr. Hall currently serves as lead director.

Executive Sessions of Non-Management Directors

The non-employee directors of the board regularly meet alone without any members of management being present. Mr. Hall, the lead director, presides at these sessions.

Codes of Conduct

The Company has a compliance plan and code of conduct that applies to all officers, directors, and employees of the Company (the “Code of Conduct”). The Code of Conduct is available on the corporate governance page of our website at www.actuant.com.

The Company has also adopted a code of ethics that applies to its senior corporate executive team, including its Chief Executive Officer, Chief Financial Officer and Corporate Controller. The code of ethics is posted on our website at www.actuant.com. The Company posts amendments to, or waivers from, provisions of its code of ethics that apply to the Chief Executive Officer, Chief Financial Officer or Corporate Controller on the Company’s website.

Information Available Upon Request

Copies of the Company’s committee charters, corporate governance guidelines, Code of Conduct and code of ethics will be provided free of charge upon written request directed to our Chief Financial Officer, Actuant Corporation, 13000 West Silver Spring Drive, Butler, Wisconsin 53007.

Directors Selection Procedures

The Nominating and Corporate Governance Committee has a role in identifying director candidates, including the slate of directors presented for election at the Meeting. Historically, the Company has not had a formal policy concerning shareholder recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. To be included in a proxy statement, recommendations must be received by the Company not less than 120 calendar days preceding the date of release of the prior year’s proxy statement. The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement or otherwise. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the Company’s Bylaws. For consideration at the 2010 Annual Meeting, direct nominations must be received by the Company by September 11, 2009, but no earlier than August 12, 2009.

Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to board duties.

In evaluating director nominees, the Nominating and Corporate Governance Committee also considers the following factors:

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	the appropriate size of the Company’s board of directors.

The Nominating and Corporate Governance Committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating and Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The board of directors has not set a limit with regard to the number of boards on which our directors may serve, but does consider service on others boards as a factor in the director selection process. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of the board meet the definition of “independent director” under New York Stock Exchange listing standards. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the board.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the board decides not to nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating and Corporate Governance Committee and board of directors are polled for suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Research may also be performed to identify qualified individuals. From time to time, the Company has engaged third parties search firms to identify, evaluate or assist in identifying potential nominees.

Communications with Directors

The board has adopted a process for communications with shareholders and other interested parties. Shareholders and other interested parties who want to communicate with the board, the non-management directors as a group, or any individual director can write to:

Actuant Corporation

13000 West Silver Spring Drive

Butler, Wisconsin 53007

Attention: Chairman

Your letter should indicate that you are an Actuant shareholder. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

Certain Relationships and Related Person Transactions

We had no transactions during 2008, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our board of directors has adopted the Code of Conduct which includes written policies and procedures regarding related person transactions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during fiscal 2008 served as an officer, former officer, or employee of the Company or had a relationship discloseable under “Certain Relationships and Related Person Transactions.” Further, during 2008, no executive officer of the Company served as:

•

a member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee of the board of directors oversees and monitors the Company’s management and independent registered public accounting firm (currently PricewaterhouseCoopers LLP) throughout the financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Additionally, the Audit Committee has done, among other things, the following:

•	discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit;

•

met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2008 with the Company’s management and PricewaterhouseCoopers LLP;

•

discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07 “Communication with Auditing Committees;” and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP required pursuant to Rule 3526, “Communication with Audit Committees Concerning Independence,” of the Public Company Accounting Oversight Board (“PCAOB”).

Based upon the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2008.

No member of the Audit Committee is employed by or has any other material relationship with the Company. The board of directors has determined that each member of the Audit Committee qualifies as an Audit Committee financial expert under Securities and Exchange Commission regulations, and the Audit Committee is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Thomas J. Fischer, Chairman

William K. Hall

R. Alan Hunter, Jr.

Robert A. Peterson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of our proxy statement provides information regarding the fiscal 2008 compensation program for our Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers, collectively referred to as our Named Executive Officers (“NEOs”). It explains our compensation philosophy and the structure of our compensation programs. It includes information on the methodologies used to determine the elements of executive compensation and the reason we use these elements in our compensation programs.

Oversight of the Executive Compensation Program

The Compensation Committee of the board of directors (the “Committee”) is primarily responsible for administering the Company’s executive compensation program. Accordingly, the Committee reviews and approves all elements of the executive compensation program that cover our NEOs. The Committee is comprised of independent directors as defined by the New York Stock Exchange listing standards and Securities and Exchange Commission rules and regulations. In executing its role, the Committee engages and directs Towers Perrin to advise it on executive compensation matters and to provide industry peer group data along with compensation trends and developments. The Committee has used Towers Perrin as its advisor since fiscal 2003. Additional information about the role and processes of the Committee can be found in the corporate governance section of our website at www.actuant.com.

Executive Compensation Objectives and Process

Our executive compensation program is founded on three guiding principles:

•

Executive compensation is aligned with our overall business strategy of focusing on sales, earnings and return on invested capital (“ROIC”) growth opportunities in all of our businesses, and seeking ongoing improvements in our operating metrics.

•

Key executives charged with establishing and executing our business strategy should have incentive compensation opportunities that align with long term shareholder value creation. Stock ownership is an important component of that alignment.

•

Overall compensation targets reflect our intent to pay executive base salaries and total direct compensation (defined as base salary plus annual cash incentives plus the grant date fair value of equity compensation) at levels between the 50th and 75th percentile of the competitive market (based on industry and peer group data). When performance targets are achieved or exceeded by the NEOs, actual compensation may exceed these levels.

The Committee’s objective is to develop a total compensation program that is competitive in the marketplace, motivates and retains a high performing management team, and provides incentives to increase shareholder value. More specifically, the Committee aims to provide a total compensation opportunity for our NEOs that is competitive with that of executives with comparable responsibilities at similar companies.

The Committee reviews the nature and scope of each executive’s skills and responsibilities. In addition, the Committee, with the assistance of Towers Perrin, reviews competitive market compensation data, including the compensation practices of selected similar companies (the “Peer Group”). The Peer Group consists of publicly traded industrial companies with market capitalization and revenue in a similar range to that of the Company. In addition, the Peer Group companies have global scope and complexity, end market diversification and acquisition growth strategies similar to the Company. Many of the companies in the Peer Group are also identified as comparable or peers to Actuant by the sellside research analysts that provide investment research coverage on Actuant. The Peer Group is reviewed periodically and may change from time to time. In 2008, as a result of this periodic review by the Committee and Towers Perrin, the Peer Group was modified to achieve a more comparable Peer Group. The current Peer Group consists of the following (in billions):

Company Name	Ticker	Revenue (1)	Market Cap (2)
Actuant Corporation	ATU	$1.66	$1.00
A.O. Smith Corp.	AOS	2.31	0.96
Albany International Corp.	AIN	1.09	0.43
AMETEK, Inc.	AME	2.14	3.54
Barnes Group, Inc.	B	1.44	0.79
Belden, Inc.	BDC	2.03	0.93
Brady Corp.	BRC	1.36	1.66
Crane Co.	CR	2.62	0.98
Donaldson Co., Inc.	DCI	1.92	2.73
EnerSys, Inc.	ENS	2.03	0.66
Federal Signal Corp.	FSS	1.27	0.40
Gardner Denver, Inc.	GDI	1.87	1.33
IDEX Corp.	IEX	1.36	1.89
Kennametal, Inc.	KMT	2.39	1.57
Lincoln Electric Holdings, Inc.	LECO	2.28	1.85
Modine Manufacturing Co.	MOD	1.85	0.24
Pall Corp.	PLL	2.25	3.15
Pentair, Inc.	PNR	3.40	2.73
Regal Beloit Corp.	RBC	1.80	1.05
Roper Industries, Inc.	ROP	2.10	4.06
Sauer-Danfoss, Inc.	SHS	1.97	0.49
Snap-On, Inc.	SNA	2.90	2.12
Tecumseh Products Co.	TECUA	1.13	0.34
Thomas & Betts Corp.	TNB	2.14	1.35
Toro Co.	TTC	1.88	1.19
TriMas Corp	TRS	1.07	0.13
Valmont Industries, Inc.	VMI	1.50	1.42
Watts Water Technologies, Inc.	WTS	1.38	0.97
Westinghouse Air Brake Tech Corp.	WAB	1.36	1.93
Woodward Governor Co.	WGOV	1.04	2.16

(1)	Most recently completed fiscal year.

(2)	Market Capitalization as of October 31, 2008.

When determining individual compensation, the Committee also looks at a broad proprietary database of listed company compensation data provided by Towers Perrin, along with Peer Group compensation. The Committee utilizes these analyses in its annual review and recommendation of NEO compensation. In the case of the NEOs other than the CEO, the Committee also considers the CEO’s compensation recommendations for each of the other NEOs that consider experience, expertise and demonstrated performance.

Components of Executive Compensation for Fiscal 2008

For fiscal 2008, the primary compensation components for the NEOs were base salary, an annual cash incentive, a long-term cash incentive plan, equity compensation (principally stock options) and benefits.

The Committee has fashioned the various components of our 2008 NEO compensation program to meet its overall compensation objectives and believes that this overall program serves to balance both the mix of cash and equity compensation as well as the mix of current and long-term compensation for our NEOs.

Type of Compensation	Objectives Addressed
Base salary and benefits	Competitive compensation
Annual cash incentive, long-term cash incentive, equity compensation	Competitive compensation, retention, alignment with shareholders, value creation, sales and earnings growth

The Committee has no established guidelines or specific targets related to the mix of short and long term compensation. The following is a description of each of the five components of NEO compensation.

Cash Compensation

Base Salary

Base salaries are reviewed annually and are established considering market competitiveness, individual performance and Company operating performance. Individual performance is evaluated based on achievement of established goals and objectives related to such items as business performance and leadership expectations. We pay between the 50 th and 75th percentile of competitive market ranges, unless specific factors such as individual job responsibilities, scope of duties, time in position and the Company’s growth dictate otherwise. The Committee has not set a target for base salary as a percentage of total compensation. The salary amounts set forth in the Summary Compensation Table on page 24 reflect the salary decisions made by the Committee in October 2007.

Annual Cash Incentive

Our NEOs, other executives and substantially all U.S. employees have an opportunity to earn annual cash incentives based on achievement of key financial performance objectives that are approved by the Committee in the first quarter of each fiscal year. A participant, including the NEOs, may receive more or less than the target incentive, which is expressed as a percentage of base salary, depending on actual performance versus objectives for fiscal 2008. Our primary metric for the annual cash incentive was year-over-year improvement in “Combined Management Measure” (“CMM”). The following illustrates the calculation of CMM:

Net Income

+ Financing Costs (Interest Expense)

+ Income Taxes

+ Amortization of Intangible Assets

= EBITA (Earnings Before Interest, Taxes and Amortization)

- Asset Carrying Charge (Net Assets Used in the Business(1) x 20%)

= Combined Management Measure

(1)	Net Assets equates to total shareholders equity plus debt less cash.

We believe CMM is an effective measure of economic profitability and encourages employees to drive both income statement and balance sheet performance. We believe that CMM is closely linked to Return on Invested Capital (“ROIC”), which is an important financial decision making metric at the Company. The CMM metric has been used by the Company for over ten years and has helped drive ROIC and cash flow, which we believe ultimately create shareholder value.

Year-over-year comparisons of CMM can be impacted by a variety of non-recurring or extraordinary items (acquisitions, business restructuring, accounting rule changes, etc). These items may require that adjustments be made to the CMM calculations in order to accurately determine underlying business performance. For example, acquisitions made during the year impact CMM (both the purchase price and earnings of the acquired company) and therefore the Company adjusts the base year CMM calculation to take into account the “pro-forma” impact on CMM of the acquisition. All adjustments to the CMM calculation are reviewed and approved by the Committee.

In addition to CMM, both sales growth and low cost country (“LCC”) sourcing performance are factored into the performance goals for annual cash incentives. The Company believes strong organic growth also increases stock valuation and therefore uses this metric to emphasize the importance of sales growth whether via product innovation, geographic expansion or other methods. Similarly, LCC sourcing drives increased profitability and lower capital investment, which both improve the Company’s ROIC.

NEOs not in charge of business units or segments receive annual cash incentive payments based on the performance of the Company as a whole. NEOs responsible for a business segment are eligible for an annual cash incentive based on the Company’s CMM, the CMM for their respective segment and sales growth and LCC sourcing performance. The following illustrates the weighting of each component of our NEOs’ target annual cash incentive for fiscal 2008.

Name	Actuant CMM	Segment CMM	Sales Growth	LCC Sourcing
Robert C. Arzbaecher	80%	—	10%	10%
William S. Blackmore	20%	60%	10%	10%
Mark E. Goldstein	80%	—	10%	10%
Brian K. Kobylinski	20%	60%	10%	10%
Andrew G. Lampereur	80%	—	10%	10%

Actual annual cash incentive payments can range from 0% to 250% of the target incentive based on actual performance. The following table sets forth the annual cash incentive opportunities as a percentage of base salary for the NEOs for fiscal 2008:

Name	Threshold	Target	Maximum
Robert C. Arzbaecher	0%	100%	250%
William S. Blackmore	0%	55%	137.5%
Mark E. Goldstein	0%	70%	175%
Brian K. Kobylinski	0%	45%	112.5%
Andrew G. Lampereur	0%	60%	150%

The annual cash incentive target percentages vary by NEO and are determined based on each NEO’s scope of duties and responsibilities.

Following the completion of a fiscal year, the Committee determines the extent to which the established goals for the annual cash incentives were satisfied. We believe that disclosing the method used to determine the specific 2008 annual cash incentive plan performance targets would reveal confidential financial information about the Company and therefore have chosen not to disclose it in this report as allowed under Item 402(b) of Regulation S-K. Furthermore, absolute CMM targets are impacted by acquisitions completed during the fiscal year. However, in order to illustrate the historical level of performance against targets and subsequent achievement of annual cash incentive financial targets, we have included the following summary of the actual annual cash incentive payout percentages achieved by our CEO, expressed as a percentage of base salary, for the last five fiscal years.

2004	230%
2005	81%
2006	169%
2007	125%
2008	136%

During this 5-year timeframe, Actuant’s shareholders experienced a 19.7% compounded annual growth rate on their investment, as $100 invested at the beginning of fiscal 2004 would have grown to $246 by the end of fiscal 2008 (see the Total Return graph presented in the Company’s Form 10-K for the year ended August 31, 2008). We believe that the Company’s annual cash incentive plan design is aligned with the Company’s stock appreciation and therefore shareholder interests. Specifically, it is designed to reward NEOs for strong financial performance as the performance metrics utilized (CMM, growth and low cost country sourcing) are important factors in the market valuation of our stock and shareholder value.

The annual cash incentives earned by the NEOs for fiscal 2008 (paid in first quarter of fiscal 2009) are reflected in the Summary Compensation Table on page 24. NEOs have a deferral opportunity with respect to their annual cash incentive and base salary (see “Employee Deferred Compensation Plan” on page 22).

Long-Term Cash Incentive Plan

Our Long-Term Cash Incentive Plan (“LTIP”), approved by shareholders in 2006 and effective as of May 1, 2006, provides a cash incentive for certain executive officers of the Company to increase long-term shareholder value by providing an opportunity to receive a cash incentive payment based on the Company attaining a common stock price target. The primary objectives of the LTIP are to provide a retention mechanism for the participants and to provide an additional cash incentive directly linked to long-term shareholder value creation. The following NEOs are eligible to participate in the LTIP: Robert Arzbaecher, William Blackmore, Mark Goldstein and Andrew Lampereur. Mr Kobylinski is not a participant in this plan, as he was not an executive officer at the inception of the LTIP, which is a closed plan. The LTIP covers an eight-year measurement period running from May 1, 2006 to May 1, 2014. The amount of compensation to be paid to the four participants, if any, is based on the timing of the Company’s common stock price being at least $50 for 30 consecutive trading days. At the time the LTIP was approved by shareholders in 2006, the hypothetical attainment of the $50 per share stock price target would have resulted in approximately $1.6 billion in incremental shareholder value creation. The $50 per share performance target may be equitably adjusted to give effect to any stock dividend or distribution, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares. In the event of a sale of over 50% of the outstanding shares of common stock of the Company, the $50 per share stock price target will be deemed achieved if the consideration received by the selling shareholders as a result of the change in control is at least $50 per share.

The overall pool amount under the LTIP is based on the time it takes to achieve the $50 per share stock price performance target, as summarized below:

Date Performance Target Is Met	LTIP Payout Pool
Before May 1, 2011	$20.0 million
Between May 1, 2011 and 2012	16.6 million
Between May 1, 2012 and 2013	13.3 million
Between May 1, 2013 and 2014	10.0 million
After May 1, 2014 or not met	0

The compensation payable to the LTIP participants is a percentage of the overall LTIP pool, as follows:

LTIP Participant	Share of Payout Pool
Robert C. Arzbaecher	50%
William S. Blackmore	16.66%
Mark E. Goldstein	16.66%
Andrew G. Lampereur	16.66%

Mr. Arzbaecher’s share of the pool is reflective of his role and broad responsibilities as Chief Executive Officer. No pro-ration or payment will be made if the performance target is not met by May 1, 2014. In addition, no payout can be made prior to May 2011 even if the stock price performance target is met prior to that date. In the event the employment of any of the four LTIP participants is terminated prior to the performance target being met, no payout will be made to the terminated individual and the associated pro-rata share will not be reallocated to the remaining participants.

Equity Compensation

The Committee believes that a meaningful portion of each NEO’s compensation should be in the form of equity awards, which serve to directly align the interests of the NEO and shareholders. In order to assist in retaining executive talent, the equity awards include vesting requirements based on the passage of time and continued employment. Equity awards to our NEOs are made pursuant to the Actuant 2002 Stock Option Plan (the “Stock Plan”). The Stock Plan allows for the use of a wide variety of equity-based awards, including stock options, restricted stock and restricted stock units. In addition, the board of directors has approved the 2009 Omnibus Plan, subject to shareholder approval, which plan is described further in “Proposal 2—Approval of the Actuant Corporation 2009 Omnibus Incentive Plan” below. If shareholders approve the 2009 Omnibus Plan, no further awards will be granted under the Stock Plan. We generally favor the use of stock options over restricted stock and other forms of equity based compensation. We believe that stock options have a stronger correlation to incenting improved business performance and shareholder gains compared to restricted stock, since the NEO ultimately realizes value from stock options only if there is appreciation in Actuant’s common stock price.

A description of the form of equity awards that have been made to NEOs in 2008 under the Stock Plan follows:

Stock Options. Stock options granted under the Stock Plan vest on the basis of the passage of time and continued employment. Stock options granted to NEOs since January 2006 generally become 50% exercisable three years after the grant date and fully exercisable five years after the grant date as long as the holder is still employed by the Company. The Committee has the ability to establish both the term and vesting schedule for new stock option grants within the parameters of the Stock Plan. All options are granted following the Committee’s authorization, with an exercise price equal to the average of the opening and closing market price of a share of common stock on the date of grant, and have a ten-year term. There is no mandatory period for holding shares acquired upon the exercise of stock options. Stock option back-dating or re-pricing is expressly prohibited.

Restricted Stock. Restricted stock generally vests on the third anniversary of the date of grant provided that the holder is still employed by the Company. Dividends are paid on the restricted stock at the same rate as other outstanding shares of the Company’s common stock. The Committee has the ability to establish both the term and vesting schedule for new restricted stock grants within the parameters of the Stock Plan. There is no mandatory period for holding restricted stock after vesting.

The amount of equity compensation that is awarded to each of our NEOs in a given year is generally determined by reference to compensation survey data for the prior year gathered by Towers Perrin, along with Peer Group compensation. In general, the Committee each year approves an equity award or awards for each NEO that is between the 50th percentile and the 75th percentile when compared to the other companies included in the Peer Group or in Towers Perrin’s database. The percentage that the Committee selects is dependent on the Committee’s assessment, for that year, of the appropriate balance between cash and equity compensation as well as a given executive’s performance and total direct compensation compared to market total direct compensation.

Practices Regarding the Grant of Options and Restricted Stock

The Committee has generally followed a practice of making all annual option and restricted stock grants to its NEOs on a single date each year and at a time when material information regarding our performance for the preceding year and our outlook for the current fiscal year have been publicly disclosed. In fiscal 2008, the Committee granted NEO equity awards at its regularly scheduled January 2008 meeting. The Company has not historically, nor does it intend in the future, time stock awards with the release of public information. While the vast majority of our awards to NEOs have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs or other employees at other times, such as in connection with the initial hiring of a new officer, in connection with promotions, for retention purposes or otherwise. For example, the Committee granted a 40,000 share restricted stock grant to Mr. Goldstein in conjunction with his promotion to Chief Operating Officer in June 2007.

Stock Ownership Requirements

To emphasize the Committee’s belief that stock ownership by the Company’s executive officers directly focuses those executives on increasing shareholder value, officer stock ownership guidelines have been adopted, as follows:

Name	Multiple of Base Salary Required to be held in Actuant Stock	Requirement Met at August 31, 2008
Robert C. Arzbaecher	5X	Yes
William S. Blackmore	3X	Yes
Mark E. Goldstein	3X	Yes
Brian K. Kobylinski	3X	Yes
Andrew G. Lampereur	3X	Yes

For calculation purposes, stock ownership includes the value of “in the money” vested options, shares held in their 401(k) Plan and deferred compensation accounts as well as shares owned outright or by family members. It does not include the value of unvested restricted stock.

Executive officers, including the NEOs, have three years from their date of appointment to comply with the ownership requirements. There is no formal policy on the consequence for non-compliance with the ownership requirements. To assist our executive officers in meeting the ownership requirements, the Company adopted an executive officer stock option matching program in fiscal 2006. Under this program, the Company matches certain share purchases made by new executives with an equal number of stock options that vest after five years. We believe the stock option matching program allows the Company to attract new and retain existing executives. During fiscal 2008, no stock options were granted to NEOs under this program.

Benefits

We provide benefit programs to our employees, including NEOs, to attract and retain them as well as to provide a competitive total compensation program. Actuant’s benefits philosophy is to generally provide similar benefit programs for all non-bargaining unit employees, including our NEOs. However, in certain cases, including where Internal Revenue Service limits or other regulations prevent equitable treatment, modifications may be made. The following table summarizes such benefit plans and eligibility:

Type of Benefit	NEOs	Certain Other Executives and High Level Managers	Most Other Full Time Employees
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered
Supplemental Executive Retirement Plan (SERP)	Not Offered	Not Offered	Not Offered
401(k) Plan	✓	✓	✓
401(k) Restoration Plan (1)	✓	✓	✓
Employee Deferred Compensation Plan (2)	✓	✓	✓
Post Employment Medical/Dental	Not Offered	Not Offered	Not Offered
Medical/Dental/Vision Insurance	✓	✓	✓
Annual Physical	✓	Selectively	Not Offered
Life and Disability Insurance	✓	✓	✓
Supplemental Life and Disability Ins. (3)	✓	Not Offered	Not Offered
Employee Stock Purchase Plan	Not Offered	✓	✓
Vacation	✓	✓	✓
Tuition Reimbursement Plan	✓	✓	✓
Automobile Allowance	✓	Selectively	Selectively
Club Dues	Selectively	Not Offered	Not Offered
Financial Planning Services	✓	Selectively	Not Offered
Personal Use of Company Aircraft	Selectively	Not Offered	Not Offered

(1)	Offered to U.S. employees with total annual cash compensation in excess of $225,000.

(2)	Offered to U.S. employees with base salary in 2008 greater than $100,000.

(3)	Company paid.

401(k) and Restoration Plans

Under our 401(k) Plan (the “401(k) Plan”), a tax-qualified retirement savings plan, non-bargaining unit employees, including our NEOs, may contribute eligible base compensation up to Internal Revenue Service limits. For calendar year 2008, the maximum contribution by employees under the age of 50 to the 401(k) Plan was $15,500 while catch up contributions of an additional $5,000 were allowed for those over the age of 50. The Company generally provides a “core” contribution equal to three percent of cash compensation (subject to IRS compensation limits). In addition, the Company provides a matching contribution of 100% for the first $300 contributed to the Plan, and an additional 25% on voluntary employee contributions from $300 to 6% of eligible compensation. We maintain the 401(k) Plan for our U.S. employees, including our NEOs, to encourage them to save for their eventual retirement as well as for competitive compensation purposes. We also have a Restoration Plan tied to the 401(k) plan. This plan, available to the NEOs and other employees in the United States with annual cash compensation in excess of $225,000, allows participants to receive a core contribution calculated as if no IRS limits were in place. We maintain the Restoration Plan because we believe that it is not equitable to limit the Company core contribution to the 401(k) plan based on the IRS compensation limits noted above. All Company contributions pursuant to the Restoration Plan are made in the form of Actuant common stock and are contributed into each eligible participant’s deferred compensation account.

Employee Deferred Compensation Plan

Actuant has a deferred compensation plan that allows eligible employees (U.S. based employees with annual base salary greater than $100,000) to defer receipt of salary and/or annual cash incentives on a pre-tax basis. There is no limit to the amounts of either salary or incentives that participants can defer. Deferred amounts can be invested, in whole or in part, in a non-funded interest bearing account or a common stock fund account. The non-funded interest bearing account was credited at a rate of 7.7% for fiscal 2008 deferrals. The rate for new deferrals is established each year by the Compensation Committee with reference to market interest rates for subordinated notes of companies with similar credit ratings to the Company. The common stock fund account return mirrors the performance of the Company’s stock price. Shares of the common stock equal to the value of deferred contributions to the common stock fund account are contributed by the Company and held in a rabbi trust. Upon distribution, deferred amounts invested in the interest plan are paid out of the Company’s general assets while such number of shares contributed by the Company (plus accrued dividends) are released from the rabbi trust to satisfy common stock fund account distribution requirements.

Other Benefits

The Company believes NEO perquisites and other benefits should be limited in scope and value and should be offered to our NEOs primarily to provide a market competitive compensation package. In addition to competitive compensation, certain of the perquisites are provided for other business purposes. For example, financial planning services are offered to assist our NEOs in meeting their Actuant stock ownership guidelines without compromising diversification of their personal investment portfolios. Club dues, which are only provided to the CEO (Arzbaecher) and COO (Goldstein), are used for customer activities as well as to facilitate certain internal business meetings and events, in addition to personal use. NEO personal use of the company plane is capped at 24 hours of flight time for Mr. Arzbaecher and 12 hours for Messrs. Goldstein, Kobylinski and Lampereur. The Committee reviews personal aircraft usage on a quarterly basis. All perquisites are reviewed and approved by the Committee and are capped at various levels. The other benefits earned by our NEOs in 2008 are included in the All Other Compensation Table on page 25.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction to $1,000,000 per year for compensation paid to its Chief Executive Officer or any of the other NEOs. Performance-based compensation (i.e. annual cash incentive and LTIP) is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. The Company believes that its plans comply with Section 162(m) regulations. In order to preserve the deductibility of performance-based compensation, the Company will generally seek to comply with Section 162(m) of the Code to the extent such compliance is practicable and in the best interests of the Company and its shareholders.

Performance and Compensation of Named Executive Officers in Fiscal 2008

The Company experienced positive financial results in fiscal 2008, with record sales, earnings and cash flows from operating activities.

	Fiscal 2008 Results	Growth Above Fiscal 2007
Sales	$1,663.9 million	14.1%
Earnings	122.5 million	16.8%
Cash flows from operating activities	170.1 million	4.0%

At the corporate level (applicable to all NEOs), the CMM portion of the annual cash incentive was earned at a 143% level, while a combined 76% payout level was attained on the sales and LCC elements of the plan. Mr. Blackmore’s segment results reflect performance at the 175% payout level for the CMM element and a combined 82% of the sales and LCC elements while Mr. Kobylinski’s segment results reflect performance at the 145% payout level for the CMM element, and a combined 79% of the sales and LCC elements.

The Company evaluates the performance of its executives (other than the CEO) through annual reviews completed by the CEO and reviewed by the Committee. The Committee evaluates the performance of the CEO annually. The Committee judged the performance of each of the NEOs in fiscal 2008 to have met or exceeded expectations and to have contributed to the Company’s strong performance in fiscal 2008.

Conclusion

Each year the Committee reviews the total compensation package available to each of the NEOs to satisfy itself that the complete package is consistent with the Committee’s goals and objectives. The Committee also reviews the accumulated wealth that each NEO has achieved as a result of equity awards and retirement benefits provided by the Company, the number of shares of our common stock held by our NEOs, and the particular incentives, vesting requirements and agreements that encourage our NEOs to continue in our employment. The Committee believes our compensation processes, policies and programs for NEOs, including the processes it follows when determining the compensation of our CEO, further our compensation goals and objectives, are consistent with good corporate governance practices, effectively tie executive compensation to our performance and shareholder value, and induce our key executives to continue to render outstanding service on behalf of the Company.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Dennis K. Williams, Chairman

Robert A. Peterson

William P. Sovey

Larry D. Yost

Holly A. Van Deursen

Summary Compensation Table

The following table sets forth the total compensation paid or earned during the fiscal years ended August 31, 2008 and 2007 by the NEOs:

Name & Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Employee Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert C. Arzbaecher	2008	$850,000	—	$1,097,424	$1,156,000	$62,222	$66,653	$3,232,299
President and Chief Executive Officer	2007	800,000	—	1,069,842	968,924	69,427	55,372	2,963,565

William S. Blackmore	2008	$400,000	—	$259,650	$354,200	$24,026	$13,995	$1,051,871
Executive Vice President—Engineered Solutions	2007	375,000	—	261,628	119,378	19,101	13,241	788,348

Mark E. Goldstein	2008	$525,000	$208,752	$328,877	$499,800	$40,351	$16,803	$1,619,583
Executive Vice President and Chief Operating Officer	2007	450,000	34,792	317,792	232,956	41,689	10,970	1,088,199

Brian K. Kobylinski	2008	$325,000	$31,801	$131,722	$203,288	$7,165	$27,678	$726,654
Executive Vice President—Industrial Products	2007	275,000	34,692	106,096	156,158	6,202	5,227	583,375

Andrew G. Lampereur	2008	$410,000	—	$292,210	$334,560	$38,676	$28,393	$1,103,839
Executive Vice President and Chief Financial Officer	2007	375,000	—	280,674	249,801	32,414	15,306	953,195

(1)	For fiscal 2008, base salary represents 26%, 38%, 32%, 45% and 37% of total compensation for Messrs. Arzbaecher, Blackmore, Goldstein, Kobylinski and Lampereur, respectively. Amounts shown for 2008 are gross salary at August 31, 2008, which became effective January 1, 2008. For fiscal 2007, base salary represents 27%, 48%, 41%, 47% and 39% of total compensation for Messrs. Arzbaecher, Blackmore, Goldstein, Kobylinski and Lampereur, respectively. Amounts shown for 2007 are gross salary at August 31, 2007, which became effective January 1, 2007.

(2)	Stock Awards and Option Awards represent the pro-rata compensation cost included in the Company’s financial statements for all outstanding share based awards granted in the current year and in prior years. This compensation cost for stock options and restricted stock was calculated pursuant to Statement of Financial Accounting Standards No. 123(R), which requires an issuer recognize the grant date fair value of an award over the requisite service period. The fair value of the share based awards was determined based on the market price of the Company’s common stock on the date of grant. The compensation costs exclude the impact of forfeitures until they actually occur. No NEOs forfeited share based awards during fiscal 2008 or 2007. Assumptions used in the calculation of the compensation amounts are included in the footnotes to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 29, 2008.

(3)	Reflects amounts earned for fiscal 2008 and 2007, respectively, under the annual cash incentive plan.

(4)	Reflects the 401(k) Restoration Plan contributions made by Actuant and the portion of interest, credited by Actuant, on Employee Deferred Compensation Plan assets that exceeds the SEC benchmark “market” rate (120% of the applicable federal long term rate).

(5)	Reflects all other compensation, as summarized in the following table:

All Other Compensation

Name	Year	Automobile Allowance	Supplemental Life & Disability Insurance	Executive Physical	Personal Use of Company Plane (1)	Club Dues	Financial Planning	Total (2)
Robert C. Arzbaecher	2008	$6,905	$4,534	$6,373	$36,300	$7,541	$5,000	$66,653
	2007	7,321	$2,593	3,440	36,500	5,518	—	55,372

William S. Blackmore	2008	$7,193	$3,252	$3,550	—	—	—	$13,995
	2007	7,287	2,354	3,600	—	—	—	13,241

Mark E. Goldstein	2008	$5,667	$3,948	$4,236	—	$2,952	—	$16,803
	2007	6,151	1,892	—	—	2,927	—	10,970

Brian K. Kobylinski	2008	$9,375	$2,736	$3,250	$10,600	—	$1,717	$27,678
	2007	5,227	—	—	—	—	—	5,227

Andrew G. Lampereur	2008	$9,790	$4,806	—	$12,400	—	$1,397	$28,393
	2007	11,456	—	$3,850	—	—	—	15,306

(1)	The income for personal use of the Company plane was determined by calculating the incremental cost including fuel, pilot and other variable costs.

(2)	Benefits available to substantially all U.S. employees, such as medical, dental, life insurance and 401(k) employer match and core contributions are not included.

Grants of Plan-Based Awards

The following table sets forth the range of payouts for fiscal 2008 performance under the annual cash incentive plan as well as equity compensation awards in fiscal 2008:

		Estimated Future Payments Under Non-Equity Incentive Plan Award(s) (1)			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert C. Arzbaecher	1/14/08	—	—	—	170,000	$28.36	$1,753,635
	10/17/07	$0	$850,000	$2,125,000	—	—	—

William S. Blackmore	1/14/08	—	—	—	36,000	$28.36	$371,358
	10/17/07	$0	$220,000	$550,000	—	—	—

Mark E. Goldstein	1/14/08	—	—	—	50,000	$28.36	$515,775
	10/17/07	$0	$367,500	$918,797	—	—	—

Brian K. Kobylinski	1/14/08	—	—	—	32,000	$28.36	$330,096
	10/17/07	$0	$146,250	$365,625	—	—	—

Andrew G. Lampereur	1/14/08	—	—	—	50,000	$28.36	$515,775
	10/17/07	$0	$246,000	$615,000	—	—	—

(1)	These columns show the range of payouts under the fiscal 2008 annual cash incentive plan described on page 16. The actual payouts for fiscal 2008 performance are described in “Performance and Compensation of Named Executive Officers in 2008” on page 23 and shown in the Summary Compensation Table on page 24.

(2)	Reflects the grant of options under the Company’s stock option plans. The options became 50% exercisable three years after the grant date and fully exercisable five years after the grant date.

(3)	Reflects the total fair value of stock option awards granted in fiscal 2008. This fair value, as determined pursuant to Statement of Financial Accounting Standards No. 123(R), will be expensed in the Company’s financial statements over the multi-year vesting period of the awards.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by the NEOs at August 31, 2008.

	Option Awards						Restricted Stock Awards
	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Robert C. Arzbaecher	8/9/2000	336,000	—		$4.65	8/9/2010	—		—
	10/27/2001	200,000	—		$6.57	10/24/2011	—		—
	1/13/2003	180,000	—		$11.97	1/13/2013	—		—
	10/21/2003	40,000	40,000	(2)	$15.91	10/21/2013	—		—
	4/29/2004	46,380	46,380	(2)	$17.12	4/29/2014	—		—
	10/27/2004	75,000	75,000	(2)	$20.05	10/27/2014	—		—
	1/12/2006	—	150,000	(3)	$28.11	1/12/2016	—		—
	1/1/2007	—	160,000	(3)	$23.64	1/16/2017	—		—
	1/14/2008	—	170,000	(3)	$28.36	1/14/2018	—		—

William S. Blackmore	7/8/2002	20,000	—		$9.65	7/8/2012	—		—
	1/13/2003	36,000	—		$11.97	1/13/2013	—		—
	10/21/2003	16,000	16,000	(2)	$15.91	10/21/2013	—		—
	10/27/2004	20,000	20,000	(2)	$20.05	10/27/2014	—		—
	1/12/2006	—	37,500	(3)	$28.11	1/12/2016	—		—
	7/6/2006	—	2,000	(3)	$24.77	7/6/2016	—		—
	1/16/2007	—	42,500	(3)	$23.64	1/16/2017	—		—
	1/14/2008	—	36,000	(3)	$28.36	1/14/2018	—		—

Mark E. Goldstein	3/27/2001	48,000	—		$3.42	3/27/2011	—		—
	10/24/2001	56,000	—		$6.57	10/24/2011	—		—
	1/13/2003	48,000	—		$11.97	1/13/2013	—		—
	10/21/2003	24,000	24,000	(2)	$15.91	10/21/2013	—		—
	10/27/2004	24,000	24,000	(2)	$20.05	10/27/2014	—		—
	1/12/2006	—	42,500	(3)	$28.11	1/12/2016	—		—
	7/6/2006	—	5,000	(3)	$24.77	7/6/2016	—		—
	1/16/2007	—	50,000	(3)	$23.64	1/16/2017	—		—
	6/25/2007	—	—		—	—	40,000	(4)	$1,262,000
	1/14/2008	—	50,000	(3)	$28.36	1/14/2018	—		—

Brian K. Kobylinski	8/9/2000	21,800	—		$4.65	8/9/2010	—		—
	10/24/2001	28,000	—		$6.57	10/24/2011	—		—
	1/13/2003	20,000	—		$11.97	1/13/2013	—		—
	10/21/2003	8,000	8,000	(2)	$15.91	10/21/2013	—		—
	4/29/2004	2,000	2,000	(2)	$17.12	4/29/2014	—		—
	10/27/2004	7,000	7,000	(2)	$20.05	10/27/2014	—		—
	1/12/2006	—	13,000	(3)	$28.11	1/12/2016	—		—
	7/6/2006	—	5,152	(2)	$24.77	7/6/2016	—		—
	1/16/2007	—	18,000	(3)	$23.64	1/16/2017	—		—
	1/14/2008	—	32,000	(3)	$28.36	1/14/2018	—		—

Andrew G. Lampereur	10/26/1999	41,600	—		$2.83	10/26/2009	—		—
	8/6/2000	64,000	—		$4.65	8/9/2010	—		—
	10/24/2001	48,000	—		$6.57	10/24/2011	—		—
	1/13/2003	48,000	—		$11.97	1/13/2013	—		—
	10/21/2003	24,000	24,000	(2)	$15.91	10/21/2013	—		—
	10/27/2004	20,000	20,000	(2)	$20.05	10/27/2014	—		—
	1/12/2006	—	37,500	(3)	$28.11	1/12/2016	—		—
	1/16/2007	—	42,500	(3)	$23.64	1/16/2017	—		—
	1/14/2008	—	50,000	(3)	$28.36	1/14/2018	—		—

(1)	Market value has been computed by multiplying the $31.55 closing price of the Company’s common stock on August 29, 2008 (the last trading day of fiscal 2008) by the number of shares of restricted stock.

(2)	Remaining unvested options become exercisable on the fifth anniversary of the grant date.

(3)	Fifty percent become exercisable on the third anniversary and the balance on the fifth anniversary of the grant date.

(4)	Fifty percent become exercisable on the third anniversary and twenty-five percent become exercisable on each of the fourth and fifth anniversaries of the grant date.

Equity Awards Exercised and Vested in Fiscal 2008

The following table sets forth certain information with respect to the exercise of stock options and vesting of restricted stock held by the NEOs in fiscal 2008:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Robert C. Arzbaecher	—	—	—	—
William S. Blackmore	—	—	—	—
Mark E. Goldstein	—	—	—	—
Brian K. Kobylinski	30,200	$866,129	4,450	$132,387
Andrew G. Lampereur	41,600	$1,293,159	—	—

(1)	Value realized on exercise reflects the difference between the option exercise price and the market price at exercise multiplied by the number of shares exercised.

(2)	Value realized on vesting is computed by multiplying the closing price of the Company’s common stock on the date the stock awards vest by the number of shares of restricted stock.

Nonqualified Deferred Compensation

The table below describes individual executive contributions, company contributions, credited earnings, withdrawals, and the aggregate balance for each NEO:

Name	NEO Contributions in Fiscal 2008	Actuant Contributions (1)	Aggregate Investment Earnings in Fiscal 2008 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at August 31, 2008 (1)
Robert C. Arzbaecher	—	$47,299	$58,818	—	$941,487
William S. Blackmore	$144,449	$8,572	$55,311	—	$806,595
Mark E. Goldstein	$183,549	$15,210	$98,681	—	$1,535,751
Brian K. Kobylinski	—	$7,165	$729	—	$29,017
Andrew G. Lampereur	$247,036	$12,681	$92,627	—	$1,322,023

(1)	The aggregate balance of August 31, 2008 includes the balance in each NEO’s participant account plus the Restoration Plan contributions earned in fiscal 2008, contributed by the Company in October 2008. These Restoration Plan contributions are included under the caption “Employee Deferred Compensation Earnings” in the Summary Compensation Table on page 24. For more information on the Restoration Plan, see page 21.

(2)	Represents both credited interest and the appreciation of Actuant’s stock included in each NEO’s deferred compensation account. Interest credited by the Company in fiscal 2008 for each NEO was as follows: Mr. Arzbaecher—$52,134; Mr. Blackmore—$53,989; Mr. Goldstein—$87,484; Mr. Koblynski—$0 and Mr. Lampereur—$90,817. Interest was earned on deferred balances at a rate of 7.7% for fiscal 2008. While the rates are above the SEC benchmark “market” rate (120% of the applicable federal long-term rate), the Company believes the rates are appropriate as they are reflective of the non-funded nature of the Employee Deferred Compensation Plan. The difference between the interest credited at the 7.7% interest rate and the SEC benchmark “market” rate of 5.5% is included under the caption “Employee Deferred Compensation Earnings” in the Summary Compensation Table on page 24 and is summarized as follows by NEO: Mr. Arzbaecher—$14,923; Mr. Blackmore—$15,454; Mr. Goldstein—$25,141; Mr. Kobylinski —$0 and Mr. Lampereur—$25,995.

Equity Compensation Plan Information

The following table summarizes information, as of August 31, 2008, relating to our equity compensation plans pursuant to which grants of options, restricted shares or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	5,429,198	$18.26	2,289,482
Equity compensation plans not approved by security holders	—	—	—
	5,429,198	$18.26	2,289,482

As of November 15, 2008, there were 2,110,277 shares available for issuance under existing stock plans, including 24,784 shares under the 2001 Stock Plan, 1,941,493 under the 2002 Stock Plan and 144,000 shares under the 2001 Directors’ Stock Plan. Shares of common stock subject to outstanding awards, as of November 15, 2008, included 248,385 restricted stock awards subject to vesting provisions and 4,940,806 stock options. The stock options have a weighted average exercise price of $19.92 and a weighted average remaining life of 6.4 years.

Pension Benefits

The Company does not offer defined benefit plans to its NEOs, and therefore no pension benefit compensation was earned by the NEOs.

Potential Payments Upon Termination of Employment or Change In Control

Change in Control Arrangements

We have entered into change in control agreements with each of the NEOs, whereby we have agreed to provide these executives with termination benefits upon termination of employment following both a change in control and a triggering event. The Company believes the arrangements are needed in order to provide for continuity of the leadership team leading up to and after a change in control. In addition, these arrangements are necessary to attract and retain highly qualified executives.

A triggering event is defined as:

•

(a) reducing the total base salary paid by the Company to the executive or (b) modifying the annual cash incentive plan applicable to the executive which results in the executive earning less than the then existing plan or (c) reducing the total aggregate value of the benefits received by the executive from the Company from the levels received by the executive at the time of a change in control or during the six month period immediately preceding the change in control;

•

a material change in the executive’s position or duties, the executive’s reporting responsibilities, or persons reporting to the executive, from the levels existing at the time of a change in control or during the six month period immediately preceding the change in control; or

•

a change in the location or headquarters where the executive is expected to provide services that is 40 or more miles from the previous location existing at the time of the change in control or during the six month period immediately preceding the change in control.

A change in control is defined as:

•	a sale of over 50% of the stock of the Company measured in terms of voting power, other than in a public offering or certain acquisitions by the Company;

•	the sale by the Company of over 50% of its business or assets in one or more transactions over a consecutive 12-month period;

•	a merger or consolidation of the Company with any other corporation if the shareholders of the Company prior to the transaction do not own at least 50% of the surviving entity;

•

the acquisition by any means of more than 25% of the voting power or common stock of the Company by any person or group of persons (with group defined by the definitions under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); or

•	the election of directors constituting a majority of the Company’s board of directors pursuant to a proxy solicitation not recommended by the Company’s board of directors.

The terms and conditions of the change in control agreements for the NEOs are uniform and do not vary significantly by executive. The agreement states that if the Company terminates the executive’s employment within a period beginning six months prior to, and up to 24 months after a change of control, that executive is entitled to receive a lump sum payment equal to a multiple of base salary and annual cash incentive. In addition, the executive would continue to receive benefits available to that NEO at the time of termination for a certain period after that termination. The following table illustrates the change of control provisions for the NEOs:

Name	Multiple of Base Salary Paid	Multiple of Annual Cash Incentive Paid	Benefit Program Continuance
Robert C. Arzbaecher	2X	2X	2 years
William S. Blackmore	2X	2X	2 years
Mark E. Goldstein	2X	2X	2 years
Brian K. Kobylinski	1X	1X	1 year
Andrew G. Lampereur	2X	2X	2 years

The base salary and the annual cash incentive utilized in determining the payout represent the highest base salary paid in the two years prior to the change in control and the highest annual incentive paid in the three years prior to the change in control. The lump sum payment would be payable within 20 days after termination of employment. The multiples to be paid in the event of a change-in-control were not determined in relation to the overall compensation guidelines, but rather as part of an objective to attract and retain NEOs.

Certain of our equity compensation plans also contain change in control provisions. Our 1996, 2001 and 2002 Stock Option Plans permit the Committee to either provide for equivalent substitute options to be granted to the optionees upon a change in control or the cash-out of options previously granted under such plan based on the fair market value of Company common stock at the time of such settlement, or, with respect to certain awards, the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. Any stock option deferral program that remains in existence requires distribution of all deferred shares as soon as administratively practicable after the date of a change in control.

During 2007, the Company entered into a Retention Agreement (the “Agreement”) with Mr. Blackmore. The Agreement amended the existing Change in Control Agreement between the Company and Mr. Blackmore to provide that he will be entitled to certain payments and benefits if he terminates his employment for good reason within six months prior to a change in control, in addition to already being entitled to such payments if his employment is terminated by the Company without cause during that period. If Mr. Blackmore resigns for good reason or is terminated by the Company without cause, he will be entitled to his base salary and associated benefits for one year from his termination or resignation, or his base salary and associated benefits through December 31, 2009, whichever period is longer. The vesting of all options previously granted to him will be accelerated under these circumstances to the extent they would otherwise vest if he remained employed until December 31, 2009. The options would remain exercisable until December 31, 2010. If Mr. Blackmore leaves the Company before December 31, 2009 other than for good reason, or if the Company terminates him for cause, he will not be entitled to any further compensation beyond his base salary through his last day of employment. Good Reason means any of the following: (i) the Company’s material breach of its obligations under the Agreement, or (ii) a material reduction in authority, position, duties or responsibilities, but in each case only if such Good Reason has not been corrected or cured by the Company within six months after receipt of written notice within 60 days of the initial existence of the condition. Termination for cause is defined as resulting from, among others, misappropriation of funds, habitual substance abuse, conviction of a crime, and gross negligence in performance of his duties.

Taking into account the specific terms of each NEO’s change in control agreement (as summarized on page 29), the following table provides the estimated payments upon a change in control for the NEOs as if their employment had been terminated by the Company or by the NEO on August 31, 2008 after a triggering event:

Name	Base Salary	Annual Cash Incentive (1)	Stock Options (2)	Stock Awards (3)	Excise Tax Gross Up (4)	Benefits (5)	Total
Robert C. Arzbaecher	$1,700,000	$1,700,000	$4,483,554	—	$2,726,148	$180,633	$10,790,335
William S. Blackmore	$800,000	$440,000	$1,074,378	—	$815,128	$96,873	$3,226,379
Mark E. Goldstein	$1,050,000	$735,000	$1,387,194	$1,262,000	$1,543,361	$131,170	$6,108,725
Brian K. Kobylinski	$325,000	$113,750	$558,936	—	$353,773	$48,819	$1,400,278
Andrew G. Lampereur	$820,000	$492,000	$1,230,686	—	$892,882	$98,571	$3,534,139

(1)	Represents annual cash incentive plan payout at the target level. Actual payout will be based on the highest annual cash incentive paid during the previous 3 years, multiplied by the “Multiple of Annual Cash Incentive Paid” shown in the table on page 30.

(2)	Intrinsic value of unvested stock options based on the closing trading price ($31.55) of the Company’s common stock at August 29, 2008 (the last trading day of fiscal 2008). Intrinsic value is the difference between the closing trading price and the exercise price, multiplied by the number of shares subject to the option.

(3)	Represents market value of unvested restricted stock based on the closing trading price ($31.55) of the Company’s common stock at August 29, 2008 (the last trading day of fiscal 2008).

(4)	Represents the estimated amount payable for excise and related income taxes owed on severance-related payments following a change in control and termination of employment based on applicable Internal Revenue Code provisions.

(5)	Represents estimated costs to provide the welfare benefits and perquisites provided to the NEOs as described on page 21.

Estimated payments owed to the NEOs upon a change in control, absent termination or a triggering event (as defined on page 30) would be the “Stock Options” and “Stock Awards” columns in the table above.

Death or Disability Arrangements

Our NEOs are not generally entitled to any special benefits upon death or permanent disability. In the case of an NEO death, payment of base salary would cease. The executive’s estate would receive an earned, pro-rata 401(k) match and core contribution, Restoration Plan benefit and annual cash incentive. All stock options and restricted stock would become 100% vested. The value of each NEO’s stock options and restricted stock, whose vesting would be accelerated upon death, is the same as disclosed in the preceding change in control table.

If the NEO becomes disabled during employment, base salary would continue at 100% for up to six months while the executive is disabled. If the executive remains disabled after six months and enrolled in the voluntary supplemental long term disability program, the insurance carrier would begin making disability payments to the executive, otherwise no further salary or disability payments would be due. Additionally, all NEOs currently participate in a company-paid supplemental disability insurance program. Benefits from that policy would be paid by the insurance carrier in addition to the voluntary group policy. The NEO would receive an earned, pro-rata 401(k) match and core contribution, Restoration Plan benefit, and annual cash incentive payout after six months of disability. All stock options and restricted stock would become 100% vested. The value of each NEO’s stock options and restricted stock, whose vesting would be accelerated upon permanent disability, is the same as disclosed in the preceding change in control table.

Severance Arrangements

The Company does not have a formal severance plan for other forms of employment termination, other than for Mr. Blackmore. Because of Mr. Blackmore’s Retention Agreement, payments from the Company will be due to Mr. Blackmore for termination without cause or resignation with good reason on or before December 31, 2009, including his base salary and associated benefits through December 31, 2009. If terminated at August 31, 2008, payments would include aggregate base salary ($533,333), aggregate annual cash incentive ($293,333), accelerated stock option vesting worth $1,074,378 based on the $31.55 market price of the Company’s stock at August 29, 2008 (the last trading day of fiscal 2008), excise tax gross up value of $385,028 and benefits of $64,582. No amounts would be payable to Mr. Blackmore for termination with cause or resignation without good reason.

Whether and to what extent the Company would provide severance benefits to any of the other NEOs upon termination (other than due to a change in control) is discretionary and would be negotiated on a case-by-case basis. As such, the Company is unable to estimate the potential payouts under other employment termination scenarios.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation

Directors who are not employees of the Company are paid an annual retainer of $40,000 ($30,000 for periods prior to the 2008 Annual Shareholder Meeting) for serving on the board of directors and an annual retainer for serving on each committee of $10,000, $5,000 and $5,000 for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively, ($15,000, $10,000 and $10,000 for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively, for periods after the 2009 Annual Shareholder Meeting). The chairperson of each committee receives an additional annual fee of $5,000, except that the annual fee for the chairperson of the Audit Committee will increase to $10,000 after the 2009 Annual Shareholder Meeting. Directors are also reimbursed for expenses incurred in connection with attendance at meetings. In fiscal 2008, the Company paid the lead director, William K. Hall, an additional annual retainer of $20,000 for his service in such position. The directors are not paid “per meeting” fees associated with their services as Company directors. The Company and the board believe management access to the board, outside of regular meeting dates, should occur on an “as needed” basis, without concern for the fees associated with such access.

Equity compensation for the board is provided in the form of stock options. We believe that it is important to align the interests of the Board members to that of the Company’s shareholders. In fiscal 2008, each non-employee director, with the exception of Holly A. Van Deursen and Gurminder S. Bedi, who were appointed directors in May 2008 and November 2008, respectively and Kathleen J. Hempel, who did not stand for re-election in January 2008 was granted an option to purchase 8,000 shares of Company common stock at an exercise price of $27.98 per share (market value of the Company’s common stock on the date of grant) under the Company’s Amended and Restated 2001 Directors’ Stock Plan. Under the terms of the plan, stock options vest after eleven months and have a ten year life. During fiscal 2009, we intend to grant each non-employee director options to purchase shares of the Company’s common stock valued at $90,000.

Directors who are our employees receive no additional compensation for service as a director. In fiscal 2008, the non-employee directors received a combination of cash payments and equity-based compensation as shown in the table below and were also reimbursed for actual out-of-pocket expenses incurred in attending meetings.

Name	Annual Retainer ($)	Committee Fees ($)	Lead Director Fee ($)	Option Awards ($) (1)	Outside Directors’ Deferred Compensation Earnings ($) (2)	Total ($)	Grant Date Fair Value ($) (3)	Outstanding Stock Options at Fiscal Year End (#)
Gurminder S. Bedi (4)	—	—	n/a	—	n/a	—	—	—
Thomas J. Fischer	$37,500	$15,000	n/a	$79,244	n/a	$131,744	$81,433	48,000
William K. Hall	$37,500	$20,000	$20,000	$79,244	$17,251	$173,995	$81,433	72,000
Kathleen J. Hempel (5)	$7,500	$5,000	n/a	$23,578	n/a	$36,078	—	—
R. Alan Hunter (6)	$30,000	$11,250	n/a	$55,666	$309	$97,225	$81,433	8,000
Robert A. Peterson	$37,500	$15,000	n/a	$79,244	$8,452	$140,196	$81,433	48,000
William P. Sovey	$37,500	$10,000	n/a	$79,244	$23,735	$150,479	$81,433	84,000
Holly A. Van Deursen (7)	$10,000	$2,500	n/a	—	n/a	$12,500	—	—
Dennis K. Williams	$37,500	$10,000	n/a	$79,244	n/a	$126,744	$81,433	16,000
Larry D. Yost	$37,500	$10,000	n/a	$79,244	$4,603	$131,347	$81,433	36,000

(1)	Option Awards represent the pro-rata compensation cost included in the Company’s financial statements for all outstanding share based awards granted in the current year and in prior years. This compensation cost was calculated pursuant to Statement of Financial Accounting Standards No. 123(R), which requires an issuer recognize the grant date fair value of an award over the requisite service period. The fair value of the share based awards was determined based on the market price of the Company’s common stock on the date of grant. The compensation cost excludes the impact of forfeitures until they actually occur. Assumptions used in the calculation of the compensation amounts are included in the footnotes to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 29, 2008.

(2)	Reflects the appreciation in phantom stock under the Outside Directors’ Deferred Compensation Plan.

(3)	Represents the fair value of stock options granted during fiscal 2008. This fair value, as determined pursuant to Statement of Financial Accounting Standards No. 123(R), will be expensed in the Company’s financial statements in fiscal 2008, with the balance in fiscal 2009.

(4)	Gurminder S. Bedi was appointed as director in November 2008.

(5)	Kathleen J. Hempel did not stand for re-election in January 2008.

(6)	R. Alan Hunter was appointed as a director in November 2007.

(7)	Holly A. Van Deursen was appointed as a director in May 2008.

Similar to the NEOs, the directors have Company stock ownership guidelines in order to more closely align their interests with those of shareholders. Under the guidelines, each non-employee director is expected to own common stock with an aggregate value equal to 5 times his or her annual retainer amount, which must be met within three years of appointment. As of August 31, 2008, all directors with the exception of Dennis K. Williams, R. Alan Hunter, Holly A. Van Deursen and Gurminder S. Bedi, who were appointed as directors within the past three years, have met the requirement.

Under the Outside Directors’ Deferred Compensation Plan, each non-employee director may elect to defer all or a specified portion of his or her annual retainer and committee fees for future payment on a date specified by the participant or upon termination of the participant’s service as a director. An amount of shares having a value equal to the amount deferred are contributed by the Company to a rabbi trust. Distributions from the Outside Directors’ Deferred Compensation Plan are made in common stock. During fiscal year 2008, Messrs. Hall, Hunter, Peterson, Sovey and Yost participated in the Outside Directors’ Deferred Compensation Plan.

PROPOSAL 2

APPROVAL OF THE ACTUANT CORPORATION 2009 OMNIBUS INCENTIVE PLAN

On November 6, 2008, our board of directors approved, subject to shareholder approval, the Actuant Corporation 2009 Omnibus Incentive Plan (the “2009 Omnibus Plan”). We are submitting the 2009 Omnibus Plan to our shareholders for approval, which is required under the terms of the 2009 Omnibus Plan for awards granted under it to be valid and effective. We are also seeking shareholder approval in accordance with the requirements of the New York Stock Exchange rules and in order for certain awards under the 2009 Omnibus Plan to qualify as “performance-based compensation” that is exempt from the $1 million deduction limit imposed by Section 162(m) of the Internal Revenue Code.

We believe that appropriate equity incentives are important to attract and retain the highest caliber of employees and directors, to link incentive rewards to company performance, to encourage employee and director ownership in our company, and to align the interests of our employees and directors to those of our shareholders. The approval of the 2009 Omnibus Plan will enable us to continue to provide such incentives.

If the 2009 Omnibus Plan is approved by our shareholders, no future awards will be granted under our 2002 Stock Plan, our 2001 Stock Plan or our 2001 Outside Directors’ Stock Plan (collectively referred to as our “existing stock plans”). If the 2009 Omnibus Plan is not approved by our shareholders, no awards will be granted under this plan. However, our Compensation Committee may continue to grant awards under our existing stock plans.

Our board of directors unanimously recommends a vote “for” approval of the 2009 Omnibus Plan.

Description of the 2009 Omnibus Plan

The following is a summary of the material features of the 2009 Omnibus Plan. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of the 2009 Omnibus Plan, which is attached to this proxy statement as Exhibit A.

Purpose of the 2009 Omnibus Plan. The purpose of the 2009 Omnibus Plan is to provide key employees (including officers) of the company and our subsidiaries and affiliates and our directors with the opportunity to acquire shares of our common stock or to receive stock-based compensation based on our long-term economic performance. We believe that the 2009 Omnibus Plan will encourage stock ownership by our employees and officers, which will provide these individuals with an incentive to expand and improve our success, and will make service on our board more attractive to present and prospective highly qualified outside directors.

Administration. The board of directors has designated that the 2009 Omnibus Plan will be administered by the Compensation Committee of our board (the “committee”). The 2009 Omnibus Plan gives the committee discretion to make awards under the 2009 Omnibus Plan, to determine the type, size and the terms of awards, to determine the criteria for vesting and exercisability, to establish rules for the administration of the 2009 Omnibus Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2009 Omnibus Plan.

The committee may, to the extent permitted by applicable law, delegate to one or more of our executive officers the authority to select individuals (other than executive officers and directors) to receive awards under the 2009 Omnibus Plan and to determine the amount and types of awards granted to individuals who are so selected.

Eligibility. Employees of the Company and its subsidiaries and affiliates, together with our directors, are eligible to participate in the 2009 Omnibus Plan. This group of eligible employees currently includes nine non-employee directors and approximately 400 other employees (including executive officers). The number of eligible employees is expected to increase over time based upon the future growth and needs of the Company.

Shares Available for Awards. If the 2009 Omnibus Plan is approved, 3,000,000 shares of our common stock, plus the number of shares of our common stock subject to awards outstanding under our existing stock plans that become available for future grant under the 2009 Omnibus Plan as described below because they are forfeited or cancelled, will be reserved for awards under the plan. As of November 15, 2008, 5,189,191 shares of our common stock were subject to outstanding awards under our existing stock plans. Refer to page 29 for additional details on shares available for issuance and total outstanding awards as of November 15, 2008. Upon a grant of awards of restricted stock, restricted stock units or other similar awards (whether performance-based or time-vested) or unrestricted grants of shares of our common stock, the number of shares available for issuance under the 2009 Omnibus Plan will be reduced by 1.71 times the number of shares subject to such awards. Shares delivered under the 2009 Omnibus Plan may consist, in whole or in part, of authorized and unissued shares of common stock, treasury shares or shares of stock acquired by us. On November 25, 2008, the closing price of a share of our common stock was $16.34.

Shares reserved for awards under the 2009 Omnibus Plan or our existing stock plans that expire, are canceled or are otherwise forfeited in whole or in part will be available for future grant under the 2009 Omnibus Plan, with shares underlying awards under the 2009 Omnibus Plan of restricted stock, restricted stock units or other similar awards (whether performance-based or time-vested) or unrestricted grants of shares of our common stock added back to the plan by 1.71 times the number of shares subject to such awards. Substitute awards may be granted under the 2009 Omnibus Plan in substitution for stock and stock-based awards held by employees or other service providers of an acquired company in a merger, acquisition or consolidation. Substitute awards will not count against the share limit under the 2009 Omnibus Plan.

Individual Limits. In any calendar year, an eligible employee or director may receive, under the 2009 Omnibus Plan, stock options or stock appreciation rights with respect to no more than 500,000 shares of our common stock. In addition, in any calendar year, an eligible employee or director may receive restricted stock, restricted stock units, unrestricted grants of shares or other similar awards (whether performance-based or time-vested) with respect to no more than 250,000 shares of our common stock.

Adjustments. The aggregate number of shares under the 2009 Omnibus Plan, the type of shares as to which awards may be granted, the exercise price of and number and type of shares covered by each outstanding award and the performance standards applicable to awards are subject to adjustment in the event of a stock dividend, extraordinary distribution, recapitalization or certain other corporate transactions. The committee also has the authority to substitute or exchange any or all outstanding awards or to make a cash payment in respect of such awards in the case of certain corporate transactions.

Types of Awards. The 2009 Omnibus Plan allows any of the following types of awards, to be granted alone or in tandem with other awards:

Stock Options. Stock options granted under the 2009 Omnibus Plan may be either incentive stock options, which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code, or nonstatutory stock options, which are not intended to meet those requirements. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant and the term may not be longer than

10 years, subject to certain rules applicable to incentive stock options. The 2009 Omnibus Plan prohibits the repricing of outstanding stock options. Award agreements for stock options may include rules for the effect of a termination of service on the option and the term for exercising stock options after any termination of service. No option may be exercised after the end of the term set forth in the award agreement.

Stock Appreciation Rights. A stock appreciation right entitles the grantee to receive, with respect to a specified number of shares of common stock, any increase in the value of the shares from the date the award is granted to the date the right is exercised. The base price of a stock appreciation right may not be less than 100% of the fair market value of our common stock on the date of grant and the term may not be longer than 10 years. Stock appreciation rights will only be settled in shares of our common stock. Award agreements for stock appreciation rights may include rules for the effect of a termination of service on the stock appreciation right and the term for exercising stock appreciation rights after any termination of service. No stock appreciation right may be exercised after the end of the term set forth in the award agreement.

Restricted Stock. Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions (which may include attaining certain performance goals). Unless otherwise determined by the committee, if the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock will be forfeited. Restricted stock awards that are conditioned on a participant’s continued employment with us or one of our affiliates will not become fully vested earlier than three years from the date of grant and awards that are based upon the achievement of performance factors will not become fully vested prior to one year from the date of grant.

During the restricted period, the holder of restricted stock has the right to vote the shares of restricted stock but will not have the right to receive dividends with respect to such shares, unless, in each case, otherwise provided for by the committee.

Restricted Stock Units. A restricted stock unit entitles the grantee to receive common stock after a “restricted period” during which the grantee must satisfy certain vesting conditions (which may include attaining certain performance goals). Unless otherwise determined by the committee, if the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock unit will be forfeited. The committee is authorized (but not required) to grant holders of restricted stock units the right to receive dividend equivalents on the underlying common stock.

Other Equity-Based Awards. The 2009 Omnibus Plan also authorizes the committee to grant other types of equity-based compensation, including deferred stock units, unvested shares, and other awards that are convertible into on our common stock. For example, the committee may grant awards that are based on the achievement of performance goals (described below).

Vesting and Performance Objectives. Awards under the 2009 Omnibus Plan are forfeitable until they become vested. An award will become vested only if the vesting conditions set forth in the award agreement (as determined by the committee) are satisfied. The vesting conditions may include performance of services for a specified period, achievement of performance goals (as described below), or a combination of both. The committee also has authority to provide for accelerated vesting upon occurrence of certain events.

Performance goals selected by the committee as vesting conditions may be based on any one of the following performance goals or combination thereof which may be applicable on a company-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships, or joint ventures: increasing the company’s net sales; achieving a target level of earnings (including gross earnings; earnings before certain deductions, such as interest, taxes, depreciation, or amortization; or earnings per share); achieving a target level of income (including net income or income before consideration of certain factors, such as overhead) or a target level of gross profits for the company, one of our affiliates, or a business unit; achieving a target return on the company’s (or one of our affiliate’s) sales, revenues, capital, assets, or shareholders’ equity; maintaining or achieving a target level of appreciation in the price of shares of our common stock; increasing the company’s (or one of our affiliate’s) market share to a specified target level; achieving or maintaining a share price that meets or exceeds the performance of specified stock market indices or other benchmarks over a specified period; achieving a level of share price, earnings, or income performance that meets or exceeds performance in comparable areas of peer companies over a specified period; achieving specified reductions in costs or targeted levels in costs; achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts; achieving a level of cash flow; introducing one or more products into one or more new markets; acquiring a prescribed number of new customers in a line of business; achieving a prescribed level of productivity within a business unit; completing specified projects within or below the applicable budget; completing acquisitions of other businesses or integrating acquired businesses; and expanding into other markets.

Performance goals may be absolute in their terms or measured against or in relationship to other companies or other external or internal measures and may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other special charges such as restructuring expenses, acquisitions, acquisition expenses (including without limitation expenses related to goodwill and other intangible assets), stock offerings, stock repurchases and strategic loan loss provisions.

The committee may, in its discretion, also grant awards based on performance objectives other than those described above. If the committee grants these awards, they will not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Nontransferability. In general, awards under the 2009 Omnibus Plan may not be assigned or transferred except by will or the laws of descent and distribution. However, the committee may allow the transfer of non-qualified stock options to a participant’s immediate family or to a trust or trusts for the benefit of such family members or one or more partnerships of which family members are the only partners.

Change in Control. The committee will determine the treatment of outstanding awards granted under the 2009 Omnibus Plan in connection with any transaction or transactions resulting in a change in control.

Withholding. We are authorized to withhold from any award granted and any payment relating to any award under the 2009 Omnibus Plan any applicable taxes. In the discretion of the committee, a participant may satisfy his or her withholding obligations through our withholding shares of common stock that would otherwise be delivered upon settlement of the award.

Amendment and Termination. Our board may amend or terminate the 2009 Omnibus Plan at any time. No amendment that increases the total number of shares of common stock that my be granted under the 2009 Omnibus Plan, increases the maximum number of shares of common stock that may be issued to any individual participant, or amends the 2009 Omnibus Plan provision that prohibits repricing of options or stock appreciation rights without shareholder approval will be effective unless it is approved by our shareholders. Without the consent of an affected participant, no action may adversely affect in a material manner any right of such participant under any previously granted award.

Effective Date and Duration. The 2009 Omnibus Plan’s effective date is November 6, 2008. However, the 2009 Omnibus Plan and any awards will be null and void if the 2009 Omnibus Plan is not approved by the our shareholders before any compensation under the 2009 Omnibus Plan is paid. Unless it is terminated sooner, no awards will be granted under the 2009 Omnibus Plan more than 10 years after the 2009 Omnibus Plan’s effective date.

Federal Income Tax Consequences

The material federal income tax consequences of the grant and exercise of stock options and other awards under the 2009 Omnibus Plan, based on the current provisions of the Internal Revenue Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the 2009 Omnibus Plan are exempt from or comply with the rules under Section 409A of the Internal Revenue Code relating to nonqualified deferred compensation.

Stock Options. The grant of a stock option will have no tax consequences to the grantee or to us. In general, upon the exercise of an incentive stock option, the grantee will not recognize income and we will not be entitled to a tax deduction. However, the excess of the acquired shares’ fair market value on the exercise date over the exercise price is included in the employee’s income for purposes of the alternative minimum tax.

Upon the exercise of a non-qualified stock option, the grantee will generally recognize ordinary income equal to the excess of the acquired shares’ fair market value on the exercise date over the exercise price, and we will generally be entitled to a tax deduction in the same amount.

Stock Appreciation Rights. The grant of a stock appreciation right will have no tax consequences to the grantee or to us. Upon the exercise of a stock appreciation right, the grantee will recognize ordinary income equal to the received shares’ fair market value on the exercise date, and we will generally be entitled to a tax deduction in the same amount.

Restricted Stock, Restricted Stock Units, and Other Equity Awards. In general, the grant of restricted stock, restricted stock units, or other equity awards that are subject to restrictions will have no tax consequences to the grantee or to us. When the award is settled (or, in the case of restricted stock, when the restrictions applicable to such award lapse), the grantee will recognize ordinary income equal to the excess of the applicable shares’ fair market value on the date the award is settled or the restrictions lapse, as applicable, over the amount, if any, paid for the shares by the grantee. We will generally be entitled to a tax deduction in the same amount.

Sale of Shares. When a grantee sells shares received under any award other than an incentive stock option, the grantee will recognize capital gain or loss equal to the difference between the sale proceeds and the grantee’s basis in the shares. In general, the basis in the shares is the amount of ordinary income recognized upon receipt of the shares (or upon the lapsing of restrictions, in the case of restricted stock) plus any amount paid for the shares.

When a grantee disposes of shares acquired upon the exercise of an incentive stock option, the difference between the amount realized by the grantee and the exercise price will generally constitute a capital gain or loss, as the case may be. However, if the grantee does not hold these shares for more than one year after exercising the incentive stock option and for more than two years after the grant of the incentive stock option, then: (1) the excess of the fair market value of the shares acquired upon exercise on the exercise date over the exercise price will generally be treated as ordinary income for the grantee; (2) the difference between the sale proceeds and the shares’ fair market value on the exercise date will be treated as a capital gain or loss for the grantee; and (3) we will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by the grantee.

Deduction Limits. In general, a corporation is denied a tax deduction for any compensation paid to its chief executive officer or to any of its the three other most highly compensated executive officers, other than an executive officer serving solely as the chief financial officer, to the extent that the compensation paid to the officer exceeds $1,000,000 in any year. “Performance-based compensation” is not subject to this deduction limit. The 2009 Omnibus Plan permits the grant of awards that qualify as performance-based compensation (such as restricted stock and restricted stock units that are conditioned on achievement of one or more performance goals, and stock options and stock appreciation rights) and of awards that do not so qualify (such as restricted stock and restricted stock units that are not conditioned on achievement of performance goals). If awards that are intended to qualify as performance-based compensation are granted in accordance with the requirements of Section 162(m) of the Code, they will be fully deductible by us.

New Benefits Under the 2009 Omnibus Plan. The committee has not granted any awards under the 2009 Omnibus Plan. If the 2009 Omnibus Plan is approved by our shareholders, any future grants of awards thereunder that will be made to eligible executive officers, employees and directors are subject to the discretion of the committee and, therefore, are not determinable at this time.

To approve the 2009 Omnibus Plan, the votes cast “for” must exceed the votes cast “against” Proposal 2 at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE 2009 OMNIBUS PLAN.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and persons who beneficially own 10% or more of the common stock are required to report their initial ownership of common stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2008. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all filing requirements were satisfied with respect to fiscal 2008, except that two reports for Mr. Axline were filed late.

Independent Public Accountants

The Company has retained PricewaterhouseCoopers LLP as its independent accountants for fiscal year 2009. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Meeting and available to respond to appropriate questions and make a statement if desired. PricewaterhouseCoopers LLP was the Company’s principal independent accountant for fiscal years 2008 and 2007. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for such fiscal years were as follows:

	Fiscal Year Ended August 31, 2008	Fiscal Year Ended August 31, 2007
Audit Fees	$1,821,300	$1,818,700
Audit-Related Fees	178,200	187,800
Tax Fees	977,200	201,100
All Other Fees	—	—

	$2,976,700	$2,207,600

Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and related audit of the Company’s internal control over financial reporting, the review of quarterly financial statements and the preparation of statutory and regulatory filings. Audit-Related Fees were for professional services rendered in connection with accounting consultations and audits in connection with acquisitions. For fiscal year 2008, Tax Fees consist of $127,200 for professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies, and $850,000 for professional services related to tax planning and tax advisory services. For fiscal year 2007, Tax Fees consist of $190,100 related to professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies and $11,000 for professional services related to tax planning and tax advice. In addition to the fees above, the Company also reimbursed PricewaterhouseCoopers LLP for out of pocket expenses, which were less than $100,000 in fiscal 2008 and 2007.

The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP’s continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.

The Audit Committee has adopted policies and procedures for the pre-approval of any services performed by the independent auditor to ensure that such services do not impair the auditor’s independence. All annual recurring audit fees require specific approval by the Audit Committee prior to the work commencing. All services which involve more that $50,000 in fees require specific approval by the Audit Committee prior to the work commencing. The Audit Committee has given general pre-approval for all legally allowable services provided by the independent auditor that involve less than $50,000, on the condition that such engagement must be specifically pre-approved by management and management must provide quarterly reports of such activity to the Audit Committee.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than August 7, 2009 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be delivered to the Company by September 11, 2009, but no earlier than August 12, 2009, to be considered for a vote at next year’s annual meeting. The notice must contain the information required by the Company’s bylaws.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K for the fiscal year ended August 31, 2008 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Chief Financial Officer, we will provide a separate copy of the annual report and/or proxy statement.

Additional Matters

Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 21, 2008 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Butler, Wisconsin

December 5, 2008

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

A copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, 13000 West Silver Spring Drive, Butler, Wisconsin 53007 or by telephone at (262) 373-7400.

Exhibit A

ACTUANT CORPORATION

2009 OMNIBUS INCENTIVE PLAN

1. Purpose. The purpose of the Actuant Corporation 2009 Omnibus Incentive Plan (the “Plan”) is to provide (i) key employees (including officers) of Actuant Corporation (the “Company”) and its subsidiaries and Affiliates, and (ii) members of the Board of Directors of the Company (the “Board”) with the opportunity to acquire or be granted shares of the common stock of the Company (“Common Stock”) or receive other stock-based compensation based on the long term economic performance of the Company.

The Company believes that the Plan will:

(1) In the case of officers and certain management employees, encourage stock ownership by such employees, which will provide an incentive for such employees to expand and improve the profits and prosperity of the Company, and which will assist the Company in attracting and retaining such employees; and

(2) In the case of outside directors, make service on the Board more attractive to present and prospective highly qualified and capable outside directors and provide additional retention and incentive for such directors to direct the Company effectively by offering them a greater interest in the continued success of the Company.

2. Definitions. Capitalized terms used in this Plan and not defined herein shall have the meanings set forth below.

(a) “Affiliate” means an entity that, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company; provided, however, that with respect to an Incentive Stock Option, an Affiliate means a “parent corporation” (as defined in Section 424(e) of the Code) or a “subsidiary corporation” (as defined in Section 424(f) of the Code) with respect to the Company, whether now or hereafter existing. For purposes of this definition, the terms “control”, “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to vote or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

(b) “Applicable Laws” means the requirements relating to, connected with, or otherwise implicated by the administration of long-term incentive plans under applicable state corporation laws, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or other equity-based awards.

(d) “Award Agreement” means a written agreement setting forth the terms and provisions applicable to an Award granted under the Plan (which may, but need not be executed, at the discretion of the Committee). Each Award Agreement shall be subject to the terms and conditions of the Plan.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Board or, if designated by the Board to administer the Plan, the Compensation Committee of the Board.

(g) “Director” means a member of the Board.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Executive Officer” means an individual who is an “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or a “covered employee” under Section 162(m) of the Code.

(j) “Fair Market Value” means, with respect to a share of Common Stock as of any date (except in the case of a cashless exercise pursuant to Section 7(b)(3)), (i) if the Common Stock is admitted to trading on a national securities exchange, the closing price of a share of Common Stock on such date (or, if the Common Stock was not traded on such day, then the next preceding day on which the Common Stock was traded), (ii) if the Common Stock is not admitted to trading on a national securities exchange, the closing price for a share of Common Stock as quoted by the National Quotation Bureau’s “Pink Sheets” or the National Association of Securities Dealers’ OTC Bulletin Board System (or, if the Common Stock was not quoted on such day, then the next preceding day on which the Common Stock was quoted) or (iii) otherwise, the fair market value as determined in good faith by the Committee on such basis as it deems appropriate.

(k) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(l) “Non-Qualified Option” means an Option not intended to qualify as an Incentive Stock Option.

(m) “Option” means an option to purchase shares of Common Stock that is granted pursuant to Section 7 of the Plan. An Option may be an Incentive Stock Option or a Non-Qualified Option.

(n) “Performance-Based Award” means an Award granted under Section 11 of the Plan.

(o) “Performance Objective” means a performance objective or goal that must be achieved before an Award, or a feature of an Award, becomes nonforfeitable, as described in Section 11 of the Plan.

(p) “Preexisting Plans” means the Actuant Corporation 2001 Stock Plan, the Actuant Corporation 2001 Outside Directors’ Stock Plan and the Actuant Corporation 2002 Stock Plan, as amended.

(q) “Repricing” means (i) reducing the exercise price or base amount of an Option or Stock Appreciation Right after it is granted, (ii) taking any action that is treated as a “repricing” under generally accepted accounting principles, (iii) canceling an Option or a Stock Appreciation Right at a time when its exercise price or base amount exceeds the Fair Market Value of a Share (each, an “Underwater Award”), in exchange for another Option, Stock Appreciation Right, Restricted Stock or other Award, or (iv) repurchasing an Option or Stock Appreciation Right that is an Underwater Award.

(r) “Restricted Stock” means an Award Common Stock that is subject to restrictions and a substantial risk of forfeiture, as described in Section 9 of the Plan.

(s) “Restricted Stock Unit” means an Award that entitles the recipient to receive shares of Common Stock at the end of a specified restricted period, as described in Section 10 of the Plan.

(t) “Stock Appreciation Right” or “SAR” means an Award that entitles the recipient to receive, upon exercise, the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) a base amount specified by the Committee, as described in Section 8 of the Plan.

3. Administration.

(a) Committee. The Plan shall be administered and interpreted by the Committee. The Committee may consist of two or more members of the Board who are “outside directors” as defined under Section 162(m) of the Code and “non-employee directors” as defined under Rule 16b-3 under the Exchange Act, or such other members of the Board.

(b) Authority of Committee. The Committee has the sole authority, subject to the provisions of the Plan, to (i) select the employees and Directors to receive Awards under the Plan, (ii) determine the type, size and terms of the Awards to be made to each individual selected, (iii) determine the time when the Awards will be granted and the duration of any applicable exercise and vesting period, including the criteria for exercisability and vesting and the acceleration of exercisability and vesting with respect to each individual selected, and (iv) deal with any other matter arising under the Plan. The Committee may, in its discretion, delegate day-to-day administrative tasks to other individuals, to the extent such delegation complies with Applicable Law. The Committee is authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determination that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. All powers of the Committee shall be executed in its sole discretion and need not be uniform as to similarly situated individuals.

(c) Responsibility of Committee. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member of the Committee or employee of the Company. The Company shall indemnify members of the Committee and any employee of the Company against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties under the Plan, except in circumstances involving his or her bad faith, gross negligence or willful misconduct.

(d) Compliance with Applicable Law. The Committee shall administer, construe, interpret, and exercise discretion under the Plan and each Award Agreement in a manner that is consistent and in compliance with a reasonable, good faith interpretation of all Applicable Laws, and that avoids (to the extent practicable) the classification of any Award as “deferred compensation” for purposes of Section 409A of the Code, as determined by the Committee, or if an Award is subject to Section 409A, administers the Plan and such Award in a manner that complies with Section 409A. Notwithstanding the foregoing, the failure to satisfy the requirements of Section 409A or Section 162(m) of the Code with respect to the grant of an Award under the Plan shall not affect the validity of the action of the Committee otherwise duly authorized and acting in the matter.

(e) Delegation to Executive Officers. To the extent permitted by Applicable Law, the Committee may delegate to one or more Executive Officers the powers: (i) to designate Eligible Individuals (as defined in Section 4 below) who are not Executive Officers or Directors as eligible to receive awards under the Plan; and (ii) to determine the amount and type of Awards that may be granted to Eligible Individuals who are not Executive Officers or Directors. Any such delegation by the Committee shall include a limitation as to the amount and type of Awards that may be granted during the period of the delegation and shall contain guidelines as to permissible grant dates for awards, the determination of the exercise price of any Option or SAR and the vesting criteria. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee delegatee or delegatees that were consistent with the terms of the Plan.

4. Eligible Individuals; Participants. All employees and officers of the Company and its subsidiaries or Affiliates and Directors (including members of the Board who are not employees) are eligible to participate in the Plan (collectively, “Eligible Individuals”). Consistent with the purposes of the Plan, the Committee shall have exclusive power to select the Eligible Individuals who may participate in the Plan (any individuals who are so selected and who hold Awards hereunder, “Participants”). Eligible Individuals may be selected individually or by groups or categories, as determined by the Committee in its discretion, and designation as a person to receive Awards in any year shall not require the Committee to designate such a person as eligible to receive Awards in any other year.

5. Awards. In the Committee’s discretion, Awards may be granted alone, in addition to, or in tandem with any other Award or any award granted under another plan of the Company or an Affiliate. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times. Each Award shall be evidenced by an Award Agreement, which need not be identical between Participants or among Awards, in such form as the Committee may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any Agreement, the provisions of the Plan shall prevail.

6. Common Stock Available under the Plan.

(a) Share Reserve. Subject to any adjustments made in accordance with Section 13 hereof, the aggregate number of shares of Common Stock that may be subject to Awards shall be (i) 3,000,000 shares of Common Stock, plus (ii) the number of shares of Common Stock subject to awards under Preexisting Plans that become available in accordance with Section 6(c) below after the date on which shareholders of the Company approve the adoption of the Plan. Shares of Common Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares of Common Stock acquired by the Company. All of the available shares of Common Stock may, but need not, be issued pursuant to the exercise of Incentive Stock Options. Upon a grant of Restricted Stock, Restricted Stock Units or other similar Awards (whether performance-based or time-vested) or unrestricted grants of shares of Common Stock, the number of shares available for issuance under the Plan shall be reduced by 1.71 times the number of shares of Common Stock subject to such Awards and any shares underlying such Awards that become available for future grant under the Plan pursuant to Section 6(c) below shall be added back to Plan by 1.71 times the number of shares of Common Stock subject to such Awards.

(b) Shares Counted Against Limitation. If an Award is exercised, in whole or in part, by tender of shares of Common Stock under Sections 7(b)(2) or (3), if the Company’s tax withholding obligation is satisfied by withholding shares of Common Stock under Section 18, or if a Stock Appreciation Right is exercised, the number of shares of Common Stock deemed to have been issued under the Plan (for purposes of the limitation set forth in this Section 6) shall be the number of shares of Common Stock that were subject to the Award or portion thereof so exercised and not the net number of shares of Common Stock actually issued upon such exercise.

(c) Lapsed Awards. If an Award: (i) expires; (ii) is terminated, surrendered, or canceled without having been exercised in full; or (iii) is otherwise forfeited in whole or in part (including as a result of shares of Common Stock constituting or subject to an Award being repurchased by the Company pursuant to a contractual repurchase right), then the unissued shares of Common Stock that were subject to such Award and/or such surrendered, canceled, or forfeited shares of Common Stock (as the case may be) shall become available for future grant or sale under the Plan (unless the Plan has terminated), subject however, in the case of Incentive Stock Options, to any limitations under the Code.

(d) Individual Limit. The maximum number of shares of Common Stock with respect to which Options and Stock Appreciation Rights shall be granted in any calendar year to any individual shall be 500,000 shares of Common Stock and the maximum number of shares of Common Stock with respect to which Restricted Stock, Restricted Stock Units or other similar Awards (whether performance-based or time-vested) or unrestricted grants of shares of Common Stock shall be granted in any calendar year to any individual shall be 250,000 shares of Common Stock. The foregoing limit shall be construed and applied consistently with Section 162(m) of the Code. If an Award is to be settled in cash or any medium other than shares of Common Stock, the number of shares on which the Award is based shall count toward the individual share limit set forth in this Section 6(d). Further, any Awards granted to a Participant that are canceled shall continue to count toward the individual share limit applicable to that Participant as set forth in this Section 6(d).

7. Options. Each Option shall be designated in an Award Agreement as either an Incentive Stock Option or a Non-Qualified Option. Each Option shall be subject to the terms, conditions and restrictions consistent with the Plan as the Committee may impose, subject to the following limitations:

(a) Exercise Price. The exercise price per share (the “Exercise Price”) of Common Stock subject to an Option shall be determined by the Committee and may not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted.

(b) Payment of Exercise Price. The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Committee shall determine the acceptable form of consideration at the time of grant. To the extent approved by the Committee, the Exercise Price of an Option may be paid in any one, or any combination, of the forms of consideration set forth in subsections (1), (2), (3), and (4) below.

(1) Cash Equivalent. The Exercise Price may be paid by cash, check or other cash equivalent approved by the Committee.

(2) Tender or Attestation of Shares. The Exercise Price may be paid by the tendering of other shares of Common Stock to the Company or the attestation to the ownership of the shares of Common Stock that otherwise would be tendered to the Company in exchange for the Company’s reducing the number of shares of Common Stock issuable upon the exercise of the Option. Shares of Common Stock tendered or attested to in exchange for shares issued under the Plan may not be shares of Restricted Stock at the time they are tendered or attested to. The Committee shall determine acceptable methods for tendering or attesting to shares of Common Stock to exercise an Option under the Plan and may impose such limitations and prohibitions on the use of shares to exercise Options as it deems appropriate. For purposes of determining the amount of the Exercise Price satisfied by tendering or attesting to shares of Common Stock, such shares shall be valued at their Fair Market Value on the date of tender or attestation, as applicable.

(3) Broker-Assisted Cashless Exercise. The Exercise Price may be paid in accordance with a cashless exercise program established with a securities brokerage firm, as approved by the Committee.

(4) Other Methods. The Exercise Price may be paid using such other methods of payment as the Committee, at its discretion, deems appropriate from time to time.

(c) Exercise Period. Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Option shall be exercisable later than ten years after the date it is granted. All Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall determine, as set forth in the applicable Award Agreement.

(d) Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to Participants who, at the time of the grant, are employees of the Company or an Affiliate, and only at an Exercise Price that is not less than the Fair Market Value of a share of Common Stock on the date of the grant. The aggregate Fair Market Value of Common Stock (determined as of the date of the grant) with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all option plans of the Company or an Affiliate) shall not exceed $100,000. For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. Incentive Stock Options may not be granted to a Participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all outstanding classes of stock of the Company or any subsidiary of the Company, unless the Exercise Price is fixed at not less than 110% of the Fair Market Value of the Common Stock on the date of grant and the exercise of such Incentive Stock Option is prohibited by its terms after the expiration of five years from its date of grant. Neither the Company nor the Committee shall have liability to a Participant or any other party if an Option (or any part thereof) which is intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. In addition, the Committee may make an adjustment or substitution described in Section 13 of the Plan that causes the Option to cease to qualify as an Incentive Stock Option without the consent of the affected Participant or any other party.

(e) Exercise of Option. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as set forth in the Award Agreement. An Option shall be deemed exercised when the Company (or its designee) receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option and (ii) full payment for the shares of Common Stock underlying such Option (in a form permitted under Section 7(b) of the Plan) with respect to which the Option is exercised.

8. Stock Appreciation Rights. Each Stock Appreciation Right shall be subject to the terms, conditions and restrictions consistent with the Plan as the Committee may impose, subject to the limitations set forth below. Except as otherwise provided for by the Committee, all Awards of Stock Appreciation Rights shall be settled in shares of Common Stock issuable upon the exercise of the Stock Appreciation Right.

(a) Base Price. The base price per share of Common Stock subject to a Stock Appreciation Right shall be determined by the Committee and may not be less than the Fair Market Value of a share of Common Stock on the date the SAR is granted.

(b) Exercise Period. SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no SAR shall be exercisable later than ten years after the date it is granted. SARs shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall determine, as set forth in the applicable Award Agreement.

(c) Exercise of Stock Appreciation Right. Any Stock Appreciation Right granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as set forth in the Award Agreement. A Stock Appreciation Right shall be deemed exercised when the Committee receives written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Stock Appreciation Right.

9. Restricted Stock Awards.

(a) Terms of Restricted Stock Awards. Restricted Stock Awards shall consist of shares of Common Stock issued or transferred to Participants that are subject to such restrictions on transferability, risks of forfeiture and other restrictions that the Committee may impose. Restricted Stock Awards may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares and the right of the Company to reacquire such shares for no consideration upon termination of the Participant’s employment within specified periods or prior to becoming vested. The Committee may require the Participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by a Restricted Stock Award. The Committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. Except to the extent otherwise provided in any Award Agreement relating to the Restricted Stock, a Participant granted shares of Restricted Stock shall have the right to vote the shares of Restricted Stock, but, except as provided in subsection (b) below, shall not have the right to receive dividends upon such shares of Restricted Stock. As consideration for the Award, a Participant may be required to pay par value or an amount equal to the Fair Market Value of the shares of Common Stock subject to the Restricted Stock Award, as determined by the Committee.

(b) Right to Dividends. During the applicable vesting period or other period of restriction, Participants shall not be entitled to receive any dividends or other distributions paid with respect to shares of Restricted Stock, unless otherwise provided in the Award Agreement.

(1) If so provided in any Award Agreement by the Committee, if any dividends or distributions are paid in shares of Common Stock, the shares of Common Stock shall be subject to the same restrictions (and shall therefore be forfeitable to the same extent) as the shares of Restricted Stock with respect to which they were paid.

(2) If so provided in any Award Agreement by the Committee, if any dividends or distributions are paid in cash, the Award Agreement may specify that the cash payments shall be subject to the same restrictions as the related Restricted Stock, in which case they shall be accumulated during the vesting period or other period of restriction and paid or forfeited when the related shares of Restricted Stock vest or are forfeited. Alternatively, the Award Agreement may specify that the dividend equivalents or other payments shall be unrestricted, in which case they shall be paid as soon as practicable after the dividend or distribution date. In no event shall any cash dividend or distribution be paid later than 2 1/2 months after the calendar year in which the dividend or distribution becomes nonforfeitable.

(c) Limitations on Vesting. Restricted Stock Awards that are conditioned on a Participant’s continued employment with the Company or an Affiliate shall not become fully vested earlier than three years from the date of grant and Restricted Stock Awards that are based upon performance factors shall not become fully vested prior to one year from the date of grant.

10. Restricted Stock Units.

(a) Terms of Restricted Stock Units. Restricted Stock Units may be awarded to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock Units shall provide a Participant with the right to receive Common Stock shares of Common Stock at a date on or after vesting in accordance with the terms of such grant and/or upon the attainment of performance criteria specified by the Committee. Restricted Stock Units shall be subject to such restrictions as the Committee determines. Unless otherwise provided in an Award Agreement, the number of shares of Common Stock specified in the Award Agreement, shall be delivered to the Participant as soon as practicable after the date that such Restricted Stock Units cease to be subject to a substantial risk of forfeiture, and in any event no later than 2 1/2 months after the end of the calendar year in which the substantial risk of forfeiture ceases to exist.

(b) Dividend Equivalents. Holders of Restricted Stock Units will not be granted the right to receive payments equivalent to dividends or other distributions with respect to shares of Common Stock underlying Awards of Restricted Stock Units, unless otherwise provided in the Award Agreement. The Award

Agreement may specify that the dividend equivalents or other distributions shall be subject to the same restrictions as the related Restricted Stock Units, in which case they shall be accumulated during the applicable vesting period or other period of restriction and paid or forfeited when the related Restricted Stock Units are paid or forfeited. Alternatively, the Award Agreement may specify that the dividend equivalents or other distributions shall be unrestricted, in which case they shall be paid on the dividend or distribution payment date for the underlying shares of Common Stock, or as soon as practicable thereafter. In no event shall any unrestricted dividend equivalent or other distribution be paid later than 2 1/2 months after the calendar year in which the record date for the dividend or distribution occurs.

11. Performance-Based Awards. Certain Awards granted under the Plan may be granted in a manner such that they qualify for the performance based compensation exemption from Section 162(m) of the Code (“Performance-Based Awards”). The Committee may, in its discretion, also grant Awards based on performance objectives other than those set forth in subsection (b) below, which Awards shall not constitute Performance-Based Awards.

(a) Committee. Notwithstanding any other provision of the Plan to the contrary, the Committee for purposes of granting Performance-Based Awards shall consist of two or more members of the Board who are “outside directors” as defined under Section 162(m) of the Code.

(b) Performance-Based Criteria. Any Performance Objective shall relate to the Participant’s performance for the Company (or an Affiliate) or the Company’s (or Affiliate’s) business activities or organizational goals, and shall be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the Performance Objective is achieved. Performance Objectives may be absolute in their terms or measured against or in relationship to other companies or other external or internal measures and may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other special charges such as restructuring expenses, acquisitions, acquisition expenses (including without limitation expenses related to goodwill and other intangible assets), stock offerings, stock repurchases and strategic loan loss provisions. Performance Objectives with respect to any Award may include any one or more of the following objectives or combination thereof, as established by the Committee in its sole discretion, which may be applicable on a Company-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships, or joint ventures: (i) increasing the Company’s net sales; (ii) achieving a target level of earnings (including gross earnings; earnings before certain deductions, such as interest, taxes, depreciation, or amortization; or earnings per share); (iii) achieving a target level of income (including net income or income before consideration of certain factors, such as overhead) or a target level of gross profits for the Company, an Affiliate, or a business unit; (iv) achieving a target return on the Company’s (or an Affiliate’s) sales, revenues, capital, assets, or shareholders’ equity; (v) maintaining or achieving a target level of appreciation in the price of the shares of Common Stock; (vi) increasing the Company’s (or an Affiliate’s) market share to a specified target level; (vii) achieving or maintaining a share price that meets or exceeds the performance of specified stock market indices or other benchmarks over a specified period; (viii) achieving a level of share price, earnings, or income performance that meets or exceeds performance in comparable areas of peer companies over a specified period; (ix) achieving specified reductions in costs or targeted levels in costs; (x) achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts; (xi) achieving a level of cash flow; (xii) introducing one or more products into one or more new markets; (xiii) acquiring a prescribed number of new customers in a line of business; (xiv) achieving a prescribed level of productivity within a business unit; (xv) completing specified projects within or below the applicable budget; (xvi) completing acquisitions of other businesses or integrating acquired businesses; and (xvii) expanding into other markets.

(c) With respect to Performance-Based Awards that are not Options or Stock Appreciation Rights based solely on the appreciation in the Fair Market Value of Common Stock after the grant of the Award, (i) the Committee shall establish in writing (x) the Performance Objectives applicable to a given period and (y) the individual employees or class of employees to which such Performance Objectives apply, no later than 90 days after the commencement of such fiscal period (but in no event after 25% of such period has elapsed), (ii) no Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any Participant for a given fiscal period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied, and (iii) the Committee may reduce or eliminate the number of shares of Common Stock granted or the number of shares of Common Stock vested upon the attainment of such performance goal. After establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal.

(d) The list of possible Performance Objectives set forth in Section 11(b) above, and the other material terms of Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, shall be subject to approval and reapproval by the Company’s shareholders in the time periods prescribed by Section 162(m) of the Code.

12. Other Equity-Based Awards. The Committee shall have the right to grant other Awards based upon or payable in shares of Common Stock having such terms and conditions as the Committee may determine, including deferred stock units, unrestricted shares of Common Stock, the grant of shares of Common Stock upon the achievement of a Performance Objective or Objectives and the grant of securities convertible into shares of Common Stock. The Committee shall determine the terms and conditions of such Awards. Shares of Common Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 12 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other Awards or other property, as the Committee shall determine.

13. Adjustments to Awards. The following provisions will apply if any extraordinary dividend or other extraordinary distribution occurs in respect of the Common Stock (whether in the form of cash, shares of Common Stock, other securities, or other property), or any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company or any similar, unusual or extraordinary corporate transaction (or event in respect of the Common Stock), including a Change in Control, or a sale of all or substantially all the assets of the Company occurs. The Committee will, in such manner and to such extent (if any) as it deems appropriate and equitable:

(a) proportionately adjust any or all of (i) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Awards (including the specific maximums and numbers of shares set forth elsewhere in the Plan), (ii) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Awards, (iii) the grant, purchase, or exercise price of any or all outstanding Awards, (iv) the securities, cash or other property deliverable upon exercise of any outstanding Awards or (v) the performance standards appropriate to any outstanding Awards (subject to the limitations for performance-based compensation under Section 162(m) of the Code), or

(b) subject to Section 16 of the Plan, in the case of an extraordinary dividend or other distribution, recapitalization, reclassification, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, including, without limitation, in the event of a Change in Control, make provision for

(i) a cash payment, (ii) the substitution or exchange of any or all outstanding Awards, (iii) the cash, securities or property deliverable to the holder of any or all outstanding Awards based upon the distribution or consideration payable with respect to shares of Common Stock upon or in respect of such event, (iv) all vested Options and Stock Appreciation Rights to be exercised by a date certain in connection with such event at which time these stock rights (whether or not then vested) shall terminate, provided Participants are given advance written notice or (v) a combination of the foregoing, which may vary among Participants.

The Committee shall value Awards as it deems reasonable in the event of a cash settlement and, in the case of Options, Stock Appreciation Rights or similar stock rights, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the Award. The Committee’s determination with respect to any adjustments under this Section 13 shall be final and conclusive. The Committee may act under this Section 13 at any time to the extent that the Committee deems such action necessary to permit a Participant to realize the benefits intended to be conveyed with respect to the underlying Shares in the same manner as is or will be available to shareholders generally. In the case of any stock split or reverse stock split, if no action is taken by the Committee, the proportionate adjustments contemplated by Section 13 above shall nevertheless be made. All adjustments shall be made in a manner that complies with Section 409A of the Code, to the extent applicable.

14. Substitution and Assumption of Awards. The Committee may authorize the issuance of Awards under this Plan in connection with the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees or other service providers of the Company or any Affiliate as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate. Any substitute Awards granted under the Plan shall not count against the limitations set forth in Section 6.

15. Other Provisions in Award Agreements. In addition to the provisions described in the Plan, any Award Agreement may include such other provisions (whether or not applicable to the Award of any other Participant) as the Committee determines appropriate, including restrictions on resale or other disposition, rights of the Company to repurchase shares of Common Stock or shares of Common Stock underlying Awards, provisions with respect to the treatment and/or forfeiture of Awards in the event that a Participant breaches any confidentiality, non-competition, non-solicitation or other restrictive covenant and provisions to comply with Applicable Laws. Without limiting any other express authority of the Committee under (but subject to) the express limits of the Plan, the Committee may waive conditions of or limitations on Awards to Participants that the Committee in the prior exercise of its discretion had imposed, without the Participant’s consent, and may make other changes to the terms and conditions of Awards. Notwithstanding the foregoing, the Committee shall not adjust or change previously imposed terms and conditions for an Option or a Stock Appreciation Right in such a manner as would constitute a Repricing of the Exercise Price or base amount of any Option or Stock Appreciation Right without stockholder approval except as contemplated in Section 13 (with respect to a stock split, merger, acquisition, spin-off or any other similar, unusual or extraordinary corporate transaction or event in respect of the shares of Common Stock as described therein).

16. Change in Control.

(a) Effect. In addition to the provisions described in the Plan and in Section 13 above, any Award Agreement may include provisions for the treatment of Awards in connection with a Change in Control, including the acceleration of vesting and/or exercisability of Awards upon a Change in Control or any other event in connection with such Change in Control. The Committee shall determine the treatment of outstanding Awards in connection with any transaction or transactions resulting in a Change in Control.

(b) Defined. For purposes of this Plan, a Change in Control shall be deemed to have occurred if:

(1) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50.01% or more of the combined voting power of the Company’s securities; provided, however, that the event described in this clause (1) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:

(A) by the Company or any of its subsidiaries,

(B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, or

(C) by any underwriter temporarily holding securities pursuant to an offering of such securities.

(2) at any time during a period of twelve consecutive months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the beginning of the period, whose election or nomination for election was approved by a vote (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) of at least a majority of the Incumbent Directors who remain on the Board, including those directors whose election or nomination for election was previously so approved, shall also be deemed to be an Incumbent Director;

(3) the consummation of a merger, consolidation, or other similar form of corporate reorganization of the Company, other than a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or reorganization continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger or consolidation; or

(4) a sale of all or substantially all of the Company’s assets is consummated (it being understood that “substantially all” for purposes of this subsection (4) means assets of the Company having a total gross fair market value equal to more than 40% of the total gross fair market value of all assets of the Company immediately prior to such transaction or transactions).

17. Transferability of Awards. Except as provided below, a Participant’s rights under an Award may not be transferred or encumbered, except by will or by the laws of descent and distribution or, in the case of Awards other than Incentive Stock Options, pursuant to a qualified domestic relations order (as defined under Section 414(p) the Code). The Committee may provide, in an Award Agreement for a Non-Qualified Stock Option, for its transferability as a gift to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer and the transferred Non-Qualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Non-Qualified Stock Option immediately before the transfer.

18. Withholding. All distributions or payments made with respect to an Award shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. The

Company may require a Participant to remit to it or to the subsidiary that employs a Participant an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for Common Stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due to the Participant as the Company shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt, permit a Participant to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Award by electing to have the Company withhold shares of Common Stock deliverable thereunder having a Fair Market Value that is not in excess of the minimum statutory amount of tax to be withheld. The Company shall have no responsibility for any tax consequences to a Participant.

19. Effect of Termination of Service or Employment. The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to be employed by or provide services to the Company or an Affiliate prior to the end of a performance period or the exercise, vesting or settlement of such Award. Unless otherwise determined by the Committee if, with respect to any Award, (a) a Participant’s termination of service occurs before the end of the performance period or the vesting period applicable to such Award (or the applicable portion of such Award) or (b) any Performance Objectives are not achieved in whole or in part (as determined by the Committee) by the end of the period for measuring such Performance Objectives, then all such then unvested and/or unearned Awards shall be forfeited by the Participant.

20. Shareholder Rights. A Participant shall not have any of the rights or privileges of a holder of Common Stock for any Common Stock that is subject to an Award, including any rights regarding voting or the payment of dividends (except as expressly provided under the terms of the Plan or the Award), unless and until a certificate representing such Common Stock has been delivered to the Participant.

21. Conditions on Delivery of Shares and Lapsing of Restrictions. The Company shall not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares of Common Stock previously delivered under the Plan until (a) all conditions of the Award have been met or removed to the satisfaction of the Committee, (b) subject to approval by the Company’s counsel, all other legal matters (including any Applicable Laws) in connection with the issuance and delivery of such shares of Common Stock have been satisfied, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Committee may consider appropriate to satisfy the requirements of Applicable Laws.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance or sale of any shares of Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained.

23. Tenure. A Participant’s right, if any, to continue to serve the Company or an Affiliate as a director, officer, or employee shall not be expanded or otherwise affected by his or her designation as a Participant.

24. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash shall be paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

25. Duration, Amendment and Termination. No Award may be granted more than ten years after the Effective Date (as described in Section 28). The Plan may be amended or terminated in whole or in part at any time and from time to time by the Board, but no amendment shall be effective unless and until the same is approved by shareholders of the Company where the amendment would (a) increase the total number of shares of Common Stock which may be issued under the Plan, (b) increase the maximum number of shares of Common Stock which may be issued to any individual Participant under the Plan or (c) delete or limit the scope of the provisions of Section 15 prohibiting Repricing of Options or Stock Appreciation Rights without stockholder approval. No amendment or termination of the Plan shall adversely affect in a material manner any right of any Participant with respect to any Award theretofore granted without such Participant’s written consent.

26. Authorization of Sub-Plans. The Committee may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities, and/or tax laws of various jurisdictions. The Committee shall establish such sub-plans by adopting supplements to the Plan containing (a) such limitations as the Committee deems necessary or desirable, and (b) such additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem necessary or desirable. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.

27. Governing Law. This Plan, Awards granted hereunder and actions taken in connection with the Plan shall be governed by the laws of the State of Wisconsin regardless of the law that might otherwise apply under applicable principles of conflicts of laws.

28. Effective Date. This Plan shall be effective as of November 6, 2008 which is the date as of which the Plan was adopted by the Board, provided that the Plan is approved by the shareholders of the Company at its 2009 annual meeting of shareholders, and such approval of shareholders shall be a condition to the right of each Participant to receive an Award hereunder.

c/o NATIONAL CITY BANK SHAREHOLDER SERVICES OPERATIONS LOCATOR 5352 P. O. BOX 94509 CLEVELAND, OH 44101-4509

YOUR VOTE IS IMPORTANT!

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares are represented at Actuant Corporation’s 2009 Annual Meeting.

ê    Please fold and detach card at perforation before mailing.    ê

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON JANUARY 9, 2009.

Robert C. Arzbaecher and Andrew G. Lampereur, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, to be held on January 9, 2009 at 8:00 a.m. eastern time at La Playa Hotel, 9891 Gulf Shore Drive, Naples, Florida, or at any adjournments thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

Dated:

Signature

Signature

PLEASE SIGN PERSONALLY AS NAME APPEARS AT LEFT. When signing as attorney, executor, administrator, personal representative, trustee or guardian, give title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If stock is held in the name of two or more persons, all should sign.

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ACTUANT CORPORATION	PROXY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NAMES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

1.	To elect a board of nine Directors:

(1) Robert C. Arzbaecher	(2) Gurminder S. Bedi	(3) Gustav H. P. Boel
(4) Thomas J. Fischer	(5) William K. Hall	(6) R. Alan Hunter
(7) Robert A. Peterson	(8) Holly A. Van Deursen	(9) Dennis K. Williams

☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT*

*	To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

_____________________________________________________________________________________________________________________

2.	To approve the adoption of the Actuant Corporation 2009 Omnibus Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.